Exhibit 10.2

MiFID II Product Governance — Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties, professional clients and retail clients, each as defined in Directive 2014/65/EU of the European Parliament and of the Council of 15 May 2014 on markets in financial instruments, as amended (MiFID II); (ii) all channels for distribution to eligible counterparties and professional clients are appropriate; and (iii) the following channels for distribution of the Notes to retail clients are appropriate - investment advice, portfolio management and non-advised sales. Any person subsequently offering, selling or recommending the Notes (each a Distributor) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels, subject to the distributor’s suitability and appropriateness obligations under MiFID II, as applicable. The targeted investors are expected to have (1) at least informed knowledge and/or experience with financial products, (2) the ability to bear losses resulting from interest rate changes and no capital loss bearing capacity if held to maturity, (3) a medium risk profile (4) a general capital formation/ asset optimization as investment objective and (5) a long term investment horizon.

The Final Terms of Notes will be displayed on the website of the Luxembourg Stock Exchange (www.bourse.lu).

May 27, 2020

27. Mai 2020

FINAL TERMS

ENDGÜLTIGE BEDINGUNGEN

Fresenius Medical Care AG & Co. KGaA

EUR 500,000,000 1.000 per cent. Notes due May 29, 2026

EUR 500.000.000 1,000 % Schuldverschreibungen fällig 29. Mai 2026

Series: 5, Tranche 1

Seriennummer: 5, Tranche 1

issued pursuant to the

begeben aufgrund des

EUR 10,000,000,000

Debt Issuance Program

Dated May 19, 2020

vom 19. Mai 2020

of

der

Fresenius Medical Care AG & Co. KGaA

Issue Price: 99.405%

Ausgabepreis: 99,405%

Issue Date May 29, 2020

Begebungstag: 29. Mai 2020

These are the Final Terms of an issue of Notes under the EUR 10,000,000,000 Debt Issuance Program of Fresenius Medical Care AG & Co. KGaA (the Program). These Final Terms have been prepared for the purpose of Article 8(5) in conjunction with Article 25(4) of the Regulation (EU) 2017/1129 of the European Parliament and of

the Council of June 14, 2017, as amended, and must be read in conjunction with the Base Prospectus dated May 19, 2020 (the Prospectus). Full information on Fresenius Medical Care AG & Co. KGaA and the offer of the Notes is only available on the basis of the combination of the Prospectus and these Final Terms. The Prospectus and any supplement thereto are available for viewing in electronic form on the website of the Luxembourg Stock Exchange (www.bourse.lu). Copies may be obtained free of charge from Fresenius Medical Care AG & Co. KGaA, Else-Kröner-Str. 1, 61352 Bad Homburg vor der Höhe, Germany. A summary of the individual issue of the Notes is annexed to these Final Terms.

Diese Endgültigen Bedingungen enthalten Angaben zur Emission von Schuldverschreibungen unter dem EUR 10.000.000.000 Debt Issuance Programm der Fresenius Medical Care AG & Co. KGaA (das Programm). Diese Endgültigen Bedingungen wurden für die Zwecke des Artikels 8 Abs. 5 i.V.m. Artikel 25 Abs. 4 der Verordnung (EU) 2017/1129 des Europäischen Parlaments und des Rates vom 14. Juni 2017, in der jeweils geltenden Fassung, abgefasst und sind in Verbindung mit dem Basisprospekt vom 19. Mai 2020 (der Prospekt) zu lesen. Vollständige Informationen über Fresenius Medical Care AG & Co. KGaA und das Angebot der Schuldverschreibungen sind nur verfügbar, wenn die Endgültigen Bedingungen und der Prospekt zusammengenommen werden. Der Prospekt sowie jeder Nachtrag können in elektronischer Form auf der Internetseite der Luxemburger Börse (www.bourse.lu). Kostenlose Kopien sind erhältlich unter Fresenius Medical Care AG & Co. KGaA, Else-Kröner-Str. 1, 61352 Bad Homburg vor der Höhe, Deutschland. Eine Zusammenfassung der einzelnen Emission der Schuldverschreibungen ist diesen Endgültigen Bedingungen beigefügt.

Part I.: TERMS AND CONDITIONS

Teil I: EMISSIONSBEDINGUNGEN

The Terms and Conditions applicable to the Notes (the Conditions) and the English language translation thereof, are as set out below.

Die für die Schuldverschreibungen geltenden Emissionsbedingungen (die Bedingungen) sowie die englischsprachige Übersetzung sind wie nachfolgend aufgeführt.

TERMS AND CONDITIONS	EMISSIONSBEDINGUNGEN

§ 1	§ 1
(CURRENCY, DENOMINATION, FORM)	(WÄHRUNG, STÜCKELUNG, FORM)

(1) Currency; Denomination.	(1) Währung; Stückelung.

This series of Notes (the Notes) of Fresenius Medical Care AG & Co. KGaA (also referred to as the Issuer) is being issued in euro (the Specified Currency) in the aggregate principal amount (subject to § 1(3)) of EUR 500,000,000 (in words: euro five hundred million) in the denomination of EUR 1,000 (the Specified Denomination).

Diese Serie von Schuldverschreibungen (die Schuldverschreibungen) der Fresenius Medical Care AG & Co. KGaA (auch als die Emittentin bezeichnet) wird in Euro (die Festgelegte Währung) im Gesamtnennbetrag (vorbehaltlich § 1(3)) von EUR 500.000.000 (in Worten: Euro fünfhundert Millionen) in einer Stückelung von EUR 1.000 (die Festgelegte Stückelung) begeben.

(2)	Form.	(2)	Form.

	The Notes are being issued in bearer form.		Die Schuldverschreibungen lauten auf den Inhaber.

(3)	Temporary Global Note — Exchange.	(3)	Vorläufige Globalurkunde — Austausch.

(a)              The Notes are initially represented by a temporary global note (the Temporary Global Note) without coupons. The Temporary Global Note will be exchangeable for Notes in Specified Denominations represented by a permanent global note (the Permanent Global Note and together with the Temporary Global Note, the Global Notes) without coupons. The details of such exchange shall be entered in the records of the ICSDs (as defined below). The Global Notes shall each be signed manually by authorized signatories of the Issuer and shall each be authenticated by or on behalf of the Fiscal Agent. Definitive Notes and interest coupons will not be issued.

(a)              Die Schuldverschreibungen sind anfänglich durch eine vorläufige Globalurkunde (die vorläufige Globalurkunde) ohne Zinsscheine verbrieft. Die vorläufige Globalurkunde wird gegen Schuldverschreibungen in den Festgelegten Stückelungen, die durch eine Dauerglobalurkunde (die Dauerglobalurkunde und zusammen mit der vorläufigen Globalurkunde, die Globalurkunden) ohne Zinsscheine verbrieft sind, ausgetauscht. Die Einzelheiten eines solchen Austausches werden in die Aufzeichnungen der ICSDs (wie nachstehend definiert) aufgenommen. Die Globalurkunden tragen jeweils die eigenhändigen Unterschriften ordnungsgemäß bevollmächtigter Vertreter der Emittentin und sind jeweils von der Emissionsstelle oder in deren Namen mit einer Kontrollunterschrift versehen. Einzelurkunden und Zinsscheine werden nicht ausgegeben.

(b)              The Temporary Global Note shall be exchanged for the Permanent Global Note on a date (the Exchange Date) not earlier than 40 days after the date of issue of the Notes. Such exchange shall only be made upon delivery of certifications to the effect that the beneficial owner or owners of the Notes is not a U.S. person (other than certain financial institutions or certain persons holding Notes through such financial institutions). Payment of interest on Notes represented by a Temporary Global Note will be made only after delivery of such certifications. A separate certification shall be required in respect of each such payment of interest. Any such certification received on or after the 40th

(b)              Die vorläufige Globalurkunde wird an einem Tag (der Austauschtag) gegen die Dauerglobalurkunde ausgetauscht, der nicht weniger als 40 Tage nach dem Tag der Begebung der Schuldverschreibungen liegt. Ein solcher Austausch darf nur nach Vorlage von Bescheinigungen erfolgen, wonach der oder die wirtschaftlichen Eigentümer der Schuldverschreibungen keine U.S.-Personen sind (ausgenommen bestimmte Finanzinstitute oder bestimmte Personen, die Schuldverschreibungen über solche Finanzinstitute halten). Solange die Schuldverschreibungen durch eine vorläufige Globalurkunde verbrieft sind, werden Zinszahlungen erst nach Vorlage dieser Bescheinigungen vor day after the date of issue of the Notes will be treated as a request to exchange the Temporary Global Note pursuant to subparagraph (b) of this § 1(3). Any Notes delivered in exchange for the Temporary Global Note shall be delivered only outside of the United States (as defined in § 1(6)).

genommen. Eine gesonderte Bescheinigung ist für jede solche Zinszahlung erforderlich. Jede Bescheinigung, die am oder nach dem 40. Tag nach dem Tag der Begebung der Schuldverschreibungen eingeht, wird als ein Ersuchen behandelt werden, diese vorläufige Globalurkunde gemäß Absatz (b) dieses § 1(3) auszutauschen. Schuldverschreibungen, die im Austausch für die vorläufige Globalurkunde geliefert werden, dürfen nur außerhalb der Vereinigten Staaten (wie in § 1(6) definiert) geliefert werden.

(4)	Clearing System.	(4)	Clearingsystem.

Each Global Note will be kept in custody by or on behalf of the Clearing System until all obligations of the Issuer under the Notes have been satisfied. Clearing System means each of the following: Clearstream Banking S.A. Luxembourg (CBL) and Euroclear Bank SA/NV Brussels as operator of the Euroclear System (Euroclear) and any successor in such capacity. International Central Securities Depositary or ICSD means each of CBL and Euroclear (together, the ICSDs).

Die Globalurkunde wird solange von einem oder im Namen eines Clearingsystems verwahrt, bis sämtliche Verbindlichkeiten der Emittentin aus den Schuldverschreibungen erfüllt sind. Clearingsystem bedeutet jeweils folgendes: Clearstream Banking S.A., Luxemburg (CBL) und Euroclear Bank SA/NV Brüssel, als Betreiberin des Euroclear Systems (Euroclear) sowie jeder Funktionsnachfolger. International Central Securities Depositary oder ICSD bezeichnet jeweils CBL und Euroclear (zusammen die ICSDs).

	The Notes are issued in new global note (NGN) form and are kept in custody by a common safekeeper on behalf of both ICSDs.		Die Schuldverschreibungen werden in Form einer New Global Note (NGN) ausgegeben und von einer gemeinsamen Verwahrstelle im Namen beider ICSDs verwahrt.

The principal amount of Notes represented by the Global Note shall be the aggregate amount from time to time entered in the records of both ICSDs. The records of the ICSDs (which expression means the records that each ICSD holds for its customers which reflect the amount of such customer’s interest in the Notes) shall be conclusive evidence of the principal amount of Notes represented by the Global Note and, for these purposes, a statement issued by an ICSD stating the principal amount of Notes so represented at any time shall be conclusive evidence

Der Nennbetrag der durch die Globalurkunde verbrieften Schuldverschreibungen entspricht dem jeweils in den Registern beider ICSDs eingetragenen Gesamtbetrag. Die Register der ICSDs (unter denen man die Register versteht, die jeder ICSD für seine Kunden über den Betrag ihres Anteils an den Schuld verschreibungen führt) sind schlüssiger Nachweis über den Nennbetrag der durch die Globalurkunde verbrieften Schuldverschreibungen und eine zu diesen Zwecken von einem ICSD jeweils ausgestellte Bestätigung mit dem Nennbetrag der so verbrieften

	of the records of the relevant ICSD at that time.		Schuldverschreibungen ist zu jedem Zeitpunkt ein schlüssiger Nachweis über den Inhalt des Registers des jeweiligen ICSD.

On any redemption or payment of interest being made in respect of, or purchase and cancellation of, any of the Notes represented by the Global Note the Issuer shall procure that details of any redemption, payment or purchase and cancellation (as the case may be) in respect of the Global Note shall be entered pro rata in the records of the ICSDs and, upon any such entry being made, the principal amount of the Notes recorded in the records of the ICSDs and represented by the Global Note shall be reduced by the aggregate principal amount of the Notes so redeemed or purchased and cancelled.

Bei Rückzahlung oder Zinszahlung bezüglich der durch die Globalurkunde verbrieften Schuldverschreibungen bzw. bei Kauf und Entwertung der durch die Globalurkunde verbrieften Schuldverschreibungen stellt die Emittentin sicher, dass die Einzelheiten über jede Rückzahlung und Zahlung bzw. Kauf und Löschung bezüglich der Globalurkunden pro rata in die Unterlagen der ICSDs eingetragen werden, und nach dieser Eintragung vom Nennbetrag der in die Register der ICSDs aufgenommenen und durch die Globalurkunde verbrieften Schuldschreibungen der Gesamtnennbetrag der zurückgezahlten bzw. gekauften und entwerteten Schuldverschreibungen abgezogen wird.

	On an exchange of a portion only of the Notes represented by a Temporary Global Note, the Issuer shall procure that details of such exchange shall be entered pro rata in the records of the ICSDs.

Bei Austausch nur eines Teils von Schuldverschreibungen, die durch eine vorläufige Globalurkunde verbrieft sind, wird die Emittentin sicherstellen, dass die Einzelheiten dieses Austauschs pro rata in die Register der ICSDs aufgenommen werden.

(5)	Holder of Notes.	(5)	Gläubiger von Schuldverschreibungen.

	Holder means any holder of a proportionate co-ownership or other beneficial interest or right in the Notes.		Gläubiger bedeutet jeder Inhaber eines Miteigentumsanteils oder anderen vergleichbaren Rechts an den Schuldverschreibungen.

(6)	United States.	(6)	Vereinigte Staaten.

For the purposes of these Terms and Conditions, United States means the United States of America (including the States thereof and the District of Columbia) and its territories and possessions (including Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and Northern Mariana Islands).

Für die Zwecke dieser Emissionsbedingungen bezeichnet Vereinigte Staaten die Vereinigten Staaten von Amerika (einschließlich deren Bundesstaaten und des District of Columbia) sowie deren Territorien und Besitztümer (einschließlich Puerto Rico, der U.S. Virgin Islands, Guam, American Samoa, Wake Island und Northern Mariana Islands).

§ 2		§ 2
(STATUS, NEGATIVE PLEDGE AND GUARANTEE)		(STATUS, NEGATIVVERPFLICHTUNG UND GARANTIE)

(1)	Status.	(1)	Status.

The obligations under the Notes constitute unsecured and unsubordinated obligations of the Issuer ranking pari passu among themselves and pari passu with all other present or future unsecured and unsubordinated obligations of the Issuer, unless such obligations are accorded priority under mandatory provisions of statutory law.

Die Schuldverschreibungen begründen nicht besicherte und nicht nachrangige Verbindlichkeiten der Emittentin, die untereinander und mit allen anderen gegenwärtigen und künftigen nicht besicherten und nicht nachrangigen Verbindlichkeiten der Emittentin gleichrangig sind, soweit diesen Verbindlichkeiten nicht durch zwingende gesetzliche Bestimmungen ein Vorrang eingeräumt wird.

(2)	Negative Pledge.	(2)	Negativverpflichtung.

So long as any of the Notes remain outstanding, but only up to the time all amounts of principal and interest have been placed at the disposal of the Fiscal Agent, the Issuer undertakes (i) not to grant or permit to subsist any mortgage, land charge, lien or any other security right in rem (dingliches Sicherungsrecht) (the Security Interest) over any or all of its present or future assets, as security for any present or future Capital Market Indebtedness and (ii) to procure, to the extent legally possible, that none of its Subsidiaries will grant or permit to subsist any Security Interest over any or all of its present or future assets, as security for any present or future Capital Market Indebtedness, without at the same time having the Holders share equally and rateably in such Security Interest. This undertaking shall not apply with respect to any Security Interest which (i) is provided over any of the Issuer’s claims or claims of any of its Subsidiaries against any affiliated companies within the meaning of sections 15 et seqq. of the German Stock Corporation Act (Aktiengesetz) or any third party, which claims exist now or arise at any time in the future, as a result of the passing on of the proceeds from the sale by the issuer of any securities, provided that

Die Emittentin verpflichtet sich, solange Schuldverschreibungen ausstehen, jedoch nur bis zu dem Zeitpunkt, an dem alle Beträge an Kapital und Zinsen der Emissionsstelle zur Verfügung gestellt worden sind, (i) keine Grundpfandrechte, Pfandrechte oder sonstigen dinglichen Sicherungsrechte (ein Sicherungsrecht) an gegenwärtigen oder zukünftigen Teilen ihres Vermögens oder ihres Vermögens insgesamt zur Sicherung der gegenwärtigen oder zukünftigen Kapitalmarktverbindlichkeiten zu bestellen oder fortbestehen zu lassen, und (ii) soweit rechtlich möglich, zu veranlassen, dass keine ihrer Tochtergesellschaften Sicherungsrechte an gegenwärtigen oder zukünftigen Teilen ihres Vermögens oder ihres Vermögens insgesamt zur Sicherung der gegenwärtigen oder zukünftigen Kapitalmarktverbindlichkeiten bestellt oder fortbestehen lässt, ohne jeweils die Gläubiger zur gleichen Zeit auf gleiche Weise und anteilig an diesen Sicherungsrechten teilhaben zu lassen. Diese Verpflichtung gilt nicht in Bezug auf Sicherungsrechte, die (i) an gegenwärtigen oder zukünftigen Ansprüchen der Emittentin oder Ansprüchen einer ihrer Tochtergesellschaften gegen verbundene Unternehmen im Sinne der §§ 15 ff. Aktiengesetz oder gegen Dritte aufgrund any such security serves to secure obligations under such securities issued by the Issuer or by any of its Subsidiaries, (ii) is existing on assets at the time of the acquisition thereof by the Issuer or by any of its Subsidiaries or is existing over assets of a newly acquired company which becomes a member of the Fresenius Medical Care Group, (iii) is existing on the issue date of the Notes, (iv) secures a Capital Market Indebtedness existing at the time of acquisition that becomes an obligation of the Issuer or of any company within the Fresenius Medical Care Group as a consequence of such acquisition, provided that such Capital Market Indebtedness was not created in contemplation of such acquisition (v) is mandatory pursuant to applicable laws or required as a prerequisite for obtaining any governmental approvals, (vi) is provided in connection with any issuance of asset backed securities by the Issuer or by any of its Subsidiaries, (vii) is provided in respect of any issuance of asset backed securities made by a special purpose vehicle where the Issuer or any of its Subsidiaries is the originator of the underlying assets, (viii) is provided in connection with the renewal, extension or replacement of any security pursuant to foregoing (i) through (vii) and, (ix) secures Capital Market Indebtedness the principal amount of which (when aggregated with the principal amount of any other Capital Market Indebtedness which has the benefit of a security other than any permitted under the subparagraphs (i) to (viii) above) does not exceed EUR 100,000,000 (or its equivalent in other currencies at any time).

von einer Übertragung von Erlösen aus dem Verkauf von Wertpapieren bestehen, soweit diese Sicherheiten zur Sicherung von Verpflichtungen aus diesen durch die Emittentin oder durch eine ihrer Tochtergesellschaften ausgegebenen Wertpapieren dienen, (ii) zur Sicherung von Vermögensgegenständen bestellt sind, die bereits zum Zeitpunkt ihres Erwerbs durch die Emittentin oder durch eine ihrer Tochtergesellschaften bestanden, oder am Vermögen einer neu erworbenen Gesellschaft bestehen, die Mitglied des Fresenius Medical Care-Konzerns wird, (iii) zum Ausgabetag der Schuldverschreibungen bestehen, (iv) eine im Zeitpunkt einer Akquisition bestehende Kapitalm arktverbindlichkeit besichern, die infolge der Akquisition eine Verpflichtung der Emittentin oder einer Gesellschaft des Fresenius Medical Care-Konzerns wird, sofern diese Kapitalmarkt verbindlichkeit nicht im Hinblick auf diese Akquisition begründet wurde, (v) aufgrund anwendbaren Rechts gesetzlich vorgeschriebene Sicherheiten sind oder solche, deren Bestehen eine Voraussetzung zur Erteilung einer behördlichen Genehmigung sind, (vi) im Zusammenhang mit durch die Emittentin oder durch eine ihrer Tochtergesellschaften begebenen Asset Backed Securities (ABS) stehen, (vii) im Zusammenhang mit durch Zweckgesellschaften begebenen Asset Backed Securities (ABS) stehen, bei denen die Emittentin oder eine ihrer Tochtergesellschaften der Originator der zugrundeliegenden Vermögensgegenstände ist, (viii) der Erneuerung, Verlängerung oder dem Austausch irgendeiner Sicherheit gemäß vorstehend (i) bis (vii) dienen und (ix) Kapitalmarktverbindlichkeiten besichern, deren Kapitalbetrag (bei Aufaddierung auf den Kapitalbetrag sonstiger Kapitalmarktverbindlichkeiten, für die andere Sicherheiten als die nach (i) bis (viii) zulässigen bestehen) EUR 100.000.000 (oder deren jeweiligen Gegenwert in anderen Währungen) nicht überschreitet.

For purposes of these Terms and Conditions, Capital Market Indebtedness means any obligation for the payment of borrowed money which is evidenced by a certificate of indebtedness (Schuldscheindarlehen) or which is represented by any bond or debt security with an original maturity of more than one year which is, or is intended to be, or is capable of being listed or traded on a stock exchange or other recognized securities market.

Im Sinne dieser Emissionsbedingungen bezeichnet Kapitalmarktverbindlichkeit jede Verbindlichkeit zur Rückzahlung aufgenommener Geldbeträge, die durch Schuldscheindarlehen dokumentiert ist oder durch Schuldverschreibungen oder sonstige Wertpapiere mit einer ursprünglichen Laufzeit von mehr als einem Jahr, die an einer Börse oder an einem anderen anerkannten Wertpapiermarkt zugelassen oder gehandelt werden oder zugelassen oder gehandelt werden können, verbrieft, verkörpert oder dokumentiert ist.

	Fresenius Medical Care Group means Fresenius Medical Care AG & Co. KGaA and its Subsidiaries on a consolidated basis.		Fresenius Medical Care-Konzern bezeichnet Fresenius Medical Care AG & Co. KGaA und ihre Tochtergesellschaften auf konsolidierter Basis.

Subsidiary means, with respect to any Person, any corporation, limited liability company, association, partnership or other business entity whose results of operations are consolidated in accordance with IFRS with those of:

Tochtergesellschaft bezeichnet in Bezug auf einen Rechtsträger, eine Kapitalgesellschaft, eine Gesellschaft mit Haftungsbeschränkung, eine Vereinigung, eine Personengesellschaft oder ein sonstiges Unternehmen, dessen Ergebnisse gemäß den IFRS mit den Ergebnissen folgender Personen konsolidiert werden:

	(a) such Person;		(a) dieses Rechtsträgers;

	(b) such Person and one or more Subsidiaries of such Person; or		(b) dieses Rechtsträgers und einer oder mehreren Tochtergesellschaften dieses Rechtsträgers; oder

	(c) one or more Subsidiaries of such Person.		(c) einer oder mehrerer Tochtergesellschaften dieses Rechtsträgers.

	IFRS refers to International Financial Reporting Standards of the International Accounting Standards Board, as adopted by the European Union.		IFRS bezeichnet die International Financial Reporting Standards des International Account Standards Board, wie sie von der Europäischen Union anerkannt werden.

(3)	Guarantee.	(3)	Garantie.

Fresenius Medical Care Holdings, Inc. (the Guarantor) has given an unconditional and irrevocable guarantee (the Guarantee) for the due and punctual payment of principal of, and interest on, and any other amounts payable under any Notes. The Guarantee

Fresenius Medical Care Holdings, Inc. (die Garantiegeberin) hat eine unbedingte und unwiderrufliche Garantie (die Garantie) für die ordnungsgemäße und pünktliche Zahlung von Kapital und Zinsen und allen anderen zu zahlenden Beträgen unter den Schuldver constitutes a contract for the benefit of the Holders from time to time as third party beneficiaries in accordance with § 328 paragraph 1 of the German Civil Code (Bürgerliches Gesetzbuch)(1), giving rise to the right of each Holder to require performance of the Guarantee directly from the Guarantor and to enforce the Guarantee directly against the Guarantor. Copies of the Guarantee may be obtained free of charge at the specified office of the Fiscal Agent.

schreibungen übernommen. Die Garantie stellt einen Vertrag zugunsten der Gläubiger als begünstigte Dritte im Sinne des § 328 Absatz 1 BGB dar, der jedem Gläubiger das Recht gibt, Erfüllung der in der Garantie übernommenen Verpflichtungen unmittelbar von der Garantiegeberin zu verlangen und diese Verpflichtungen unmittelbar gegen die Garantiegeberin durchzusetzen. Kopien der Garantie können kostenlos bei der bezeichneten Geschäftsstelle der Emissionsstelle bezogen werden.

(4)	Release of Guarantee.	(4)	Freigabe der Garantie.

Pursuant to its terms, the Guarantee (but not any payment obligation under the Guarantee which has already become due and payable) will be automatically and unconditionally released (and thereupon shall terminate and be discharged and be of no further force and effect) at any time when the Guarantor is no longer an obligor under the Amended 2012 Credit Agreement (as defined below), provided that, if under the Amended 2012 Credit Agreement, a new guarantee is granted, the Issuer will procure that substantially the same guarantee will also be granted in respect of the obligations under the Notes for the benefit of the Holders.

Gemäß ihren Bestimmungen wird die Garantie (aber keine Zahlungsverpflichtung im Rahmen der Garantie, die bereits fällig und zahlbar geworden ist) automatisch und unbedingt freigegeben (und gilt von diesem Zeitpunkt an als erloschen und unwirksam), sobald die Garantiegeberin nicht mehr Verpflichtete unter dem Geänderten Kreditvertrag 2012 ist, wobei, sollte unter dem Geänderten Kreditvertrag 2012 (wie nachstehend definiert) eine neue Garantie gestellt werden, die Emittentin sicherstellen wird, dass eine Garantie zu den im Wesentlichen gleichen Bedingungen auch in Ansehung der Schuldverschreibungen zugunsten der Gläubiger gestellt wird.

Amended 2012 Credit Agreement means the Credit Agreement dated as of October 30, 2012 among the Issuer and the Guarantor as borrowers and guarantors, Bank of America N.A. as administrative agent and the lenders named therein, (as amended, restated, modified, extended, renewed and/or supplemented or as refinanced or replaced from time to time).

Geänderter Kreditvertrag 2012 bedeutet der Kreditvertrag vom 30. Oktober 2012 zwischen der Emittentin, der Garantiegeberin als Kreditnehmer und Garanten, der Bank of America N.A., als Verwaltungsagent und den darin genannten Kreditgebern (in der jeweils gültigen Fassung, angepasst, modifiziert, erweitert, erneuert und/oder ergänzt oder refinanziert oder ersetzt).

(1)              An English language convenience translation of § 328 paragraph 1 BGB (German Civil Code) reads as follows: A contract may stipulate performance for the benefit of a third party, to the effect that the third party acquires the right directly to demand performance.

(5)	In case of a release of the Guarantee, the Issuer will notify the Holders pursuant to § 12.	(5)	Im Fall einer Freigabe der Garantie wird die Emittentin dies den Gläubigern gemäß § 12 mitteilen.

§ 3		§ 3
(INTEREST)		(ZINSEN)

(1)	Rate of Interest and Interest Payment Dates.	(1)	Zinssatz und Zinszahlungstage.

The Notes shall bear interest on their principal amount at the rate of 1.000% per annum from (and including) May 29, 2020 to (but excluding) the Maturity Date (as defined in § 5(1)). Interest shall be payable in arrears on May 29 in each year (each such date, an Interest Payment Date). The first payment of interest shall be made on May 29, 2021.

Die Schuldverschreibungen werden bezogen auf ihren Nennbetrag verzinst, und zwar vom 29. Mai 2020 (einschließlich) bis zum Fälligkeitstag (wie in § 5(1) definiert) (ausschließlich) mit jährlich 1,000%. Die Zinsen sind nachträglich am 29. Mai eines jeden Jahres zahlbar (jeweils ein Zinszahlungstag). Die erste Zinszahlung erfolgt am 29. Mai 2021.

(2)	Accrual of Interest.	(2)	Auflaufende Zinsen.

The Notes shall cease to bear interest from the expiry of the day preceding the day on which they are due for redemption. If the Issuer for any reason fails to redeem the Notes when due, interest shall continue to accrue at the default rate of interest established by statutory law(2) on the outstanding aggregate principal amount of the Notes from (and including) the due date to (but excluding) the day on which such redemption payment is made to the Holders.

Der Zinslauf der Schuldverschreibungen endet mit Ablauf des Tages, der dem Tag vorangeht, an dem sie zur Rückzahlung fällig werden. Falls die Emittentin die Schuldverschreibungen bei Fälligkeit aus irgendeinem Grund nicht zurückzahlt, wird der ausstehende Gesamtnennbetrag der Schuldverschreibungen von dem Tag der Fälligkeit (einschließlich) bis zum Tag der vollständigen Rückzahlung an die Gläubiger (ausschließlich) mit dem gesetzlich bestimmten Verzugszins(3) verzinst.

(3)	Calculation of Interest for Periods other than a full Year.	(3)	Berechnung der Zinsen für Zeiträume, die nicht einem vollen Jahr entsprechen.

	If interest is to be calculated for a period other than a full year, it shall be calculated on the basis of the Day Count Fraction (as defined below). The number of Interest		Sofern Zinsen für einen Zeitraum, der nicht einem vollen Jahr entspricht, zu berechnen sind, erfolgt die Berechnung auf der Grundlage des Zinstagequotienten (wie nachfol

(2)              The default rate of interest established by statutory law is five percentage points above the basis rate of interest published by Deutsche Bundesbank from time to time, §§ 288 paragraph 1, 247 paragraph 1 of the German Civil Code.

(3)              Der gesetzliche Verzugszinssatz beträgt für das Jahr fünf Prozentpunkte über dem von der Deutsche Bundesbank von Zeit zu Zeit veröffentlichten Basiszinssatz, §§ 288 Absatz 1, 247 Absatz 1 BGB.

	Payment Dates per calendar year (each a Determination Date) is one.		gend definiert). Die Anzahl der Zinszahlungstage im Kalenderjahr (jeweils ein Feststellungstermin) beträgt Eins.

(4)	Day Count Fraction.	(4)	Zinstagequotient.

	Day Count Fraction means with regard to the calculation of the amount of interest on the Notes for any period of time (the Calculation Period):		Zinstagequotient bezeichnet im Hinblick auf die Berechnung von Zinsbeträgen auf die Schuldverschreibungen für einen beliebigen Zeitraum (der Zinsberechnungszeitraum):

(a)     if the Calculation Period (from and including the first day of such period but excluding the last) is equal to or shorter than the Determination Period during which the Calculation Period ends, the number of days in such Calculation Period (from and including the first day of such period but excluding the last) divided by the product of (1) the number of days in such Determination Period and (2) the number of Determination Dates (as specified in § 3(3)) that would occur in one calendar year; or

(a)     wenn der Zinsberechnungszeitraum (einschließlich des ersten aber ausschließlich des letzten Tages dieser Periode) kürzer ist als die Feststellungsperiode, in die das Ende des Zinsberechnungszeitraumes fällt oder ihr entspricht, die Anzahl der Tage in dem betreffenden Zinsberechnungszeitraum (einschließlich des ersten aber ausschließlich des letzten Tages dieser Periode) geteilt durch das Produkt (1) der Anzahl der Tage in der Feststellungsperiode und (2) der Anzahl der Feststellungstermine (wie in § 3(3) angegeben) in einem Kalenderjahr; oder

(b)     if the Calculation Period is longer than the Determination Period during which the Calculation Period ends, the sum of: (A) the number of days in such Calculation Period falling in the Determination Period in which the Calculation Period begins divided by the product of (1) the number of days in such Determination Period and (2) the number of Determination Dates (as specified in § 3(3)) and (B) the number of days in such Calculation Period falling in the next Determination Period divided by the product of (1) the number of days in such Determination Period and (2) the number of Determination Dates (as specified in § 3(3)) that would occur in one calendar year.

(b)     wenn der Zinsberechnungszeitraum länger ist als die Feststellungsperiode, in die das Ende des Zinsberechnungszeitraumes fällt, die Summe aus (A) der Anzahl der Tage in dem Zinsberechnungszeitraum, die in die Feststellungsperiode fallen, in welcher der Zinsberechnungszeitraum beginnt, geteilt durch das Produkt aus (1) der Anzahl der Tage in dieser Feststellungsperiode und (2) der Anzahl der Feststellungstermine (wie in § 3(3) angegeben) in einem Kalenderjahr und (B) der Anzahl der Tage in dem Zinsberechnungszeitraum, die in die nächste Feststellungsperiode fallen, geteilt durch das Produkt aus (1) der Anzahl der Tage in dieser Feststellungsperiode und (2) der Anzahl der Feststellungstermine (wie in § 3(3)

			angegeben) in einem Kalenderjahr.

	Determination Period means the period from (and including) a Determination Date to, (but excluding) the next Determination Date.		Feststellungsperiode ist die Periode ab einem Feststellungstermin (einschließlich desselben) bis zum nächsten Feststellungstermin (ausschließlich desselben).

§ 4		§ 4
(PAYMENTS)		(ZAHLUNGEN)

(1)	Payment of Principal and Payment of Interest.	(1)	Zahlungen auf Kapital und Zahlung von Zinsen.

(a)     Payment of principal in respect of the Notes shall be made, subject to subparagraph (2) below, to the Clearing System or to its order for credit to the accounts of the relevant account holders of the Clearing System.

(a)     Zahlungen von Kapital auf die Schuldverschreibungen erfolgen nach Maßgabe des nachstehenden Absatzes (2) an das Clearingsystem oder dessen Order zur Gutschrift auf den Konten der jeweiligen Kontoinhaber des Clearingsystems.

(b)     Payment of Interest on the Notes shall be made, subject to subparagraph (2), to the Clearing System or to its order for credit to the accounts of the relevant account holders of the Clearing System.

(b)     Die Zahlung von Zinsen auf die Schuldverschreibungen erfolgt nach Maßgabe des nachstehenden Absatzes (2) an das Clearingsystem oder dessen Order zur Gutschrift auf den Konten der jeweiligen Kontoinhaber des Clearingsystems.

Payment of interest on Notes represented by the Temporary Global Note shall be made, subject to subparagraph (2), to the Clearing System or to its order for credit to the accounts of the relevant account holders of the Clearing System, upon due certification as provided in § 1(3)(b).

Die Zahlung von Zinsen auf Schuldverschreibungen, die durch die vorläufige Globalurkunde verbrieft sind, erfolgt nach Maßgabe des nachstehenden Absatzes (2) an das Clearingsystem oder dessen Order zur Gutschrift auf den Konten der jeweiligen Kontoinhaber des Clearingsystems, und zwar nach ordnungsgemäßer Bescheinigung gemäß § l(3)(b).

(2)	Manner of Payment.	(2)	Zahlungsweise.

	Subject to applicable fiscal and other laws and regulations, payments of amounts due in respect of the Notes shall be made in the Specified Currency.		Vorbehaltlich geltender steuerlicher und sonstiger gesetzlicher Regelungen und Vorschriften erfolgen zu leistende Zahlungen auf die Schuldverschreibungen in der Festgelegten Währung.

(3)	Discharge.	(3)	Erfüllung.

	The Issuer or, as the case may be, the Guarantor shall be discharged by payment to, or to the order of, the Clearing System.		Die Emittentin bzw. die Garantiegeberin wird durch Leistung der Zahlung an das Clearingsystem oder dessen Order von ihrer Zahlungspflicht befreit.

(4)	Payment Business Day.	(4)	Zahltag.

If the date for payment of any amount in respect of any Note is not a Payment Business Day then the Holder shall not be entitled to payment until the next such day in the relevant place and shall not be entitled to further interest or other payment in respect of such delay.

Fällt der Fälligkeitstag einer Zahlung in Bezug auf eine Schuldverschreibung auf einen Tag, der kein Zahltag ist, dann hat der Gläubiger keinen Anspruch auf Zahlung vor dem nächsten Zahltag am jeweiligen Geschäftsort. Der Gläubiger ist nicht berechtigt, weitere Zinsen oder sonstige Zahlungen aufgrund dieser Verspätung zu verlangen.

	For these purposes, Payment Business Day means any day which is		Für diese Zwecke bezeichnet Zahltag einen Tag,

	a day (other than a Saturday or a Sunday) on which the Clearing System as well as all relevant parts of TARGET2 are operational to forward the relevant payment.		der ein Tag (außer einem Samstag oder Sonntag) ist, an dem das Clearingsystem sowie alle betroffenen Bereiche des TARGET2 betriebsbereit sind, um die betreffenden Zahlungen weiterzuleiten.

(5)	References to Principal and Interest.	(5)	Bezugnahmen auf Kapital und Zinsen.

References in these Terms and Conditions to principal in respect of the Notes shall be deemed to include, as applicable: the Call Redemption Amount of the Notes; and any premium and any other amounts which may be payable under or in respect of the Notes. References in these Terms and Conditions to interest in respect of the Notes shall be deemed to include, as applicable, any Additional Amounts which may be payable under § 7.

Bezugnahmen in diesen Emissionsbedingungen auf Kapital der Schuldverschreibungen schließen, soweit anwendbar, die folgenden Beträge ein: den Wahl-Rückzahlungsbetrag (Call) der Schuldverschreibungen; sowie jeden Aufschlag sowie sonstige auf oder in Bezug auf die Schuldverschreibungen zahlbaren Beträge. Bezugnahmen in diesen Emissionsbedingungen auf Zinsen auf die Schuldverschreibungen sollen, soweit anwendbar, sämtliche gemäß § 7 zahlbaren Zusätzlichen Beträge einschließen.

(6)	Deposit of Principal and Interest.	(6)	Hinterlegung von Kapital und Zinsen.

	The Issuer or, as the case may be, the Guarantor may deposit with the local court (Amtsgericht) in Frankfurt/Main principal or interest not claimed by Holders within		Die Emittentin bzw. die Garantiegeberin ist berechtigt, beim Amtsgericht Frankfurt am Main Zins- oder Kapitalbeträge zu hinterlegen, die von den Gläubigern nicht innerhalb twelve months after the Maturity Date, even though such Holders may not be in default of acceptance of payment. If and to the extent that the deposit is effected and the right of withdrawal is waived, the respective claims of such Holders against the Issuer shall cease.

von zwölf Monaten nach dem Fälligkeitstag beansprucht worden sind, auch wenn die Gläubiger sich nicht in Annahmeverzug befinden. Soweit eine solche Hinterlegung erfolgt, und auf das Recht der Rücknahme verzichtet wird, erlöschen die diesbezüglichen Ansprüche der Gläubiger gegen die Emittentin.

§ 5		§ 5
(REDEMPTION)		(RÜCKZAHLUNG)

(1)	Final Redemption.	(1)	Rückzahlung bei Endfälligkeit.

	Unless previously redeemed in whole or in part or purchased and cancelled, the Notes shall be redeemed at principal amount on May 29, 2026 (the Maturity Date).		Soweit nicht zuvor bereits ganz oder teilweise zurückgezahlt oder angekauft und entwertet, werden die Schuldverschreibungen zu ihrem Nennbetrag am 29. Mai 2026 (der Fälligkeitstag) zurückgezahlt.

(2)	Early Redemption for Reasons of Taxation.	(2)	Vorzeitige Rückzahlung aus steuerlichen Gründen.

If as a result of any change in, or amendment to, the laws, treaties, regulations or official position of any Relevant Taxing Jurisdiction (as defined in § 7 herein) or any political subdivision or taxing authority thereto or therein affecting taxation or the obligation to pay duties of any kind, or any change in, or amendment to, an official interpretation or application of such laws or regulations, which amendment or change is effective on or after the date on which the last tranche of this series of Notes was issued, the Issuer or the Guarantor, as the case may be, is required to pay Additional Amounts (as defined in § 7 herein) on the next succeeding Interest Payment Date (as defined in § 3(1)), and this obligation cannot be avoided by the use of reasonable measures available to the Issuer or the Guarantor, as the case may be, the Notes may be redeemed, in whole but not in part, at the option of the Issuer, upon not more than 60 days’ nor less than 30 days’ prior notice of redemption given to the Fiscal Agent and, in accordance with § 12 to the Holders, at their principal amount, together with interest (if any) accrued to the

Die Schuldverschreibungen können insgesamt, jedoch nicht teilweise, nach Wahl der Emittentin mit einer Kündigungsfrist von nicht mehr als 60 und nicht weniger als 30 Tagen durch Erklärung gegenüber der Emissionsstelle und Benachrichtigung gemäß § 12 gegenüber den Gläubigern vorzeitig gekündigt und zu ihrem Nennbetrag zuzüglich etwaiger bis zum für die Rückzahlung festgesetzten Tag (ausschließlich) aufgelaufener Zinsen zurückgezahlt werden, falls die Emittentin oder die Garantiegeberin als Folge einer Änderung oder Ergänzung der Steueroder Abgabengesetze, -abkommen, -vorschriften und offiziellen Verlautbarungen einer Relevanten Steuerjurisdiktion (wie in § 7 dieser Bedingungen definiert) oder deren politischen Untergliederungen oder Steuerbehörden oder als Folge einer Änderung oder Ergänzung der Anwendung oder der offiziellen Auslegung dieser Gesetze und Vorschriften (vorausgesetzt, diese Änderung oder Ergänzung wird am oder nach dem Tag, an dem die letzte Tranche dieser Serie von Schuldverschreibungen begeben wird, wirksam) am nächstfolgenden Zinszahlungstag date fixed for redemption (excluding).

(wie in § 3(1) definiert) zur Zahlung von Zusätzlichen Beträgen (wie in § 7 dieser Bedingungen definiert) verpflichtet sein wird und diese Verpflichtung nicht durch das Ergreifen zumutbarer, der Emittentin oder der Garantiegeberin zur Verfügung stehender Maßnahmen vermieden werden kann.

However, no such notice of redemption may be given (i) earlier than 90 days prior to the earliest date on which the Issuer or the Guarantor would be obligated to pay such Additional Amounts were a payment in respect of the Notes then due, or (ii) if at the time such notice is given, such obligation to pay such Additional Amounts does not remain in effect.

Eine solche Kündigung darf allerdings nicht (i) früher als 90 Tage vor dem frühestmöglichen Termin erfolgen, an dem die Emittentin oder die Garantiegeberin verpflichtet wäre, solche Zusätzlichen Beträge zu zahlen, falls eine Zahlung auf die Schuldverschreibungen dann fällig sein würde, oder (ii) erfolgen, wenn zu dem Zeitpunkt, zu dem die Kündigung erklärt wird, die Verpflichtung zur Zahlung von Zusätzlichen Beträgen nicht mehr wirksam ist.

Any such notice shall be given in accordance with § 12. It shall be irrevocable, must specify the date fixed for redemption and must set forth a statement in summary form of the facts constituting the basis for the right of the Issuer so to redeem.

Eine solche Kündigung ist gemäß § 12 bekanntzumachen. Sie ist unwiderruflich, muss den für die Rückzahlung festgelegten Termin nennen und eine zusammenfassende Erklärung enthalten, welche die das Rückzahlungsrecht der Emittentin begründenden Umständen darlegt.

Before the publication of any notice of redemption pursuant to this subparagraph, the Issuer shall deliver to the Fiscal Agent a certificate signed by a member of the managing board of the general partner of the Issuer stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred, and an opinion of independent legal counsel or tax advisers of recognized standing to the effect that the Issuer or the Guarantor, as the case may be, has or will become obliged to pay such Additional Amounts as a result of such change or amendment.

Vor Bekanntgabe einer Mitteilung über eine Rückzahlung gemäß diesen Bestimmungen hat die Emittentin der Emissionsstelle eine von einem Mitglied des Vorstands des Komplementärs der Emittentin unterzeichnete Bescheinigung zukommen zu lassen, der zufolge die Emittentin berechtigt ist, eine entsprechende Rückzahlung zu leisten, und in der nachvollziehbar dargelegt ist, dass die Bedingungen für das Recht der Emittentin zur Rückzahlung gemäß diesen Bestimmungen erfüllt sind; zusätzlich hat die Emittentin ein von unabhängigen und anerkannten Rechts- oder Steuerberatern erstelltes Gutachten vorzulegen, demzufolge die Emittentin oder die Garantiegeberin in Folge einer entsprechenden Änderung oder Ergänzung zur Zahlung Zusätzlicher Beträge verpflichtet ist oder sein wird.

(3)	Early Redemption at the Option of the Issuer for Reasons of Minimal Outstanding Principal Amount.	(3)	Vorzeitige Rückzahlung nach Wahl der Emittentin bei geringfügig ausstehendem Nennbetrag.

If 80% or more in principal amount of the Notes then outstanding have been redeemed or purchased by the Issuer or any Subsidiary of Fresenius Medical Care AG & Co. KGaA, the Issuer may, on not less than 30 or more than 60 days’ notice to the Holders redeem, at its option, the remaining Notes as a whole at their principal amount, together with interest (if any) accrued to the date fixed for redemption (excluding).

Wenn 80% oder mehr des Nennbetrags der dann ausstehenden Schuldverschreibungen durch die Emittentin oder eine Tochtergesellschaft der Fresenius Medical Care AG & Co. KGaA zurückgezahlt oder zurückerworben wurde, ist die Emittentin berechtigt, nach ihrer Wahl alle ausstehenden Schuldverschreibungen mit einer Frist von mindestens 30 und höchstens 60 Tagen gegenüber den Gläubigern zu kündigen und zum Nennbetrag zuzüglich etwaiger bis zum Rückzahlungstag (ausschließlich) aufgelaufener Zinsen zurück zu zahlen.

(4)	Early Redemption at the Option of the Holders upon a Change of Control.	(4)	Vorzeitige Rückzahlung nach Wahl der Gläubiger bei Vorliegen eines Kontrollwechsels.

Each Holder of the Notes, upon the occurrence of a Change of Control Triggering Event, will have the right (unless, prior to the giving of the Put Event Notice referred to below, the Issuer gives notice to redeem the Notes in accordance with § 5(2), i.e. for taxation reasons) to require that the Issuer repurchases such Holder’s Notes on the Optional Redemption Date at a purchase price in cash equal to 101% of the principal amount together with interest (if any) accrued to the Optional Redemption Date (excluding).

Falls ein Kontrollwechselereignis stattfindet, hat jeder Gläubiger das Recht (soweit die Emittentin nicht bereits vor Abgabe der Vorzeitigen Rückkaufsgrunderklärung (wie nachstehend definiert) die Rückzahlung gemäß § 5(2), d.h. aus steuerlichen Gründen, erklärt hat) von der Emittentin am Stichtag den Rückkauf seiner Schuldverschreibungen zu einem Kaufpreis von 101% des Nennbetrags zuzüglich etwaiger bis zum Stichtag (ausschließlich) aufgelaufener Zinsen zu verlangen.

	In this context the following provisions apply:		In diesem Zusammenhang finden die folgenden Vorschriften Anwendung:

	Change of Control Triggering Event means the occurrence of a Change of Control together with a Ratings Decline.		Ein Kontrollwechselereignis liegt vor, wenn ein Kontrollwechsel zusammen mit einer Ratingherabstufung eintreten.

Rating Agency means (1) S&P Global Inc. and its subsidiaries or successors (S&P), (2) Moody’s Investors Service Inc. and its subsidiaries or successors (Moody’s), and (3) Fitch Ratings Ltd. and its subsididaries or successors (Fitch), or (4) if S&P, Moody’s or Fitch, or all three shall not make rating of Fresenius Medical Care AG & Co. KGaA

Ratingagentur bezeichnet (1) S&P Global Inc. sowie Tochter- oder Nachfolgergesellschaften (S&P), (2) Moody’s Investors Service Inc. sowie deren Tochter - oder Nachfolgergesellschaften (Moody’s), (3) Fitch Ratings Limited oder deren entsprechenden Nachfolger sowie deren Tochter- oder Nachfolgergesellschaften (Fitch), oder (4) falls publicly available, a European-wide reputable securities rating agency or agencies, as the case may be, selected by Fresenius Medical Care AG & Co. KGaA, which shall be substituted for S&P, Moody’s or Fitch or all three, as the case may be.

S&P, Moody’s oder Fitch oder alle drei kein Rating für Fresenius Medical Care AG & Co. KGaA öffentlich zur Verfügung stellen, eine Ratingagentur oder Ratingagenturen mit europaweitem Ansehen, die von Fresenius Medical Care AG & Co. KGaA ausgewählt wird und S&P, Moody’s oder Fitch oder alle diese Agenturen ersetzt.

Ratings Decline means that if (a), at the time of the occurrence of a Change of Control, Fresenius Medical Care AG & Co. KGaA’s (i) has been, rated Investment Grade by at least two Rating Agencies and such rating is, within 120 days from such time, either downgraded to a non-investment grade rating or withdrawn by at least two Rating Agencies and is not within such 120-day period subsequently (in the case of a downgrade) upgraded to Investment Grade by two of the three Rating Agencies, or (in the case of withdrawal) replaced by an Investment Grade rating from any other Rating Agency or Rating Agencies; or (ii) rated below Investment Grade and such rating from any Rating Agency is, within 120 days from such time, downgraded by one or more gradations (including gradations within Rating Categories as well as between Rating Categories) and is not within such 120 day period subsequently upgraded to its earlier credit rating or better by such Rating Agency, provided that if at the time of the occurrence of a Change of Control Fresenius Medical Care AG & Co. KGaA carries an Investment Grade rating of only one Rating Agency, it shall be sufficient if the requirements under subparagraph (i) are met with respect to such Rating Agency; and (b) in making any of the decisions referred to above, the relevant Rating Agency announces publicly or confirms in writing to Fresenius Medical Care AG & Co. KGaA that its decision resulted, in whole or in part, from the occurrence of the Change of Control.

Eine Ratingherabstufung liegt vor, falls (a) Fresenius Medical Care AG & Co. KGaA bei Eintritt des Kontrollwechsels (i) von mindestens zwei Ratingagenturen mit Investment Grade bewertet ist und diese Ratings von mindestens zwei Ratingagenturen innerhalb von 120 Tagen nach dem Kontrollwechsel zu einem Non-Investment-Grade-Rating herabgestuft oder das Rating zurückgezogen wurde und nicht innerhalb dieser 120 Tagesperiode anschließend (im Falle einer Herabstufung) durch mindestens zwei Ratingagenturen wieder auf ein Investment Grade Rating heraufgestuft oder (im Falle eines Zurückziehens) durch das Investment Grade Rating einer anderen Ratingagentur oder Ratingagenturen ersetzt wurde; oder (ii) unterhalb von Investment Grade bewertet ist und dieses Rating von einer Ratingagentur innerhalb von 120 Tagen nach dem Kontrollwechsel um eine oder mehrere Stufen (einschließlich Untergliederungen innerhalb von sowie zwischen Ratingkategorien) herabgestuft und nicht innerhalb dieser 120-Tagesperiode anschließend wieder auf das ursprüngliche oder ein besseres Rating durch diese Ratingagentur heraufgestuft wurde, wobei, falls Fresenius Medical Care AG & Co. KGaA zum Eintritt des Kontrollwechsels über ein Investment-Grade-Rating von nur einer Ratingagentur verfügt, es bereits ausreichend ist, wenn die Voraussetzungen in Unterabsatz (i) im Hinblick auf diese Ratingagentur erfüllt sind; und (b) im Zusammenhang mit einer der oben genannten Entscheidungen die betreffende Ratingagentur öffentlich bekannt macht oder gegenüber Fresenius Medical Care AG & Co. KGaA schriftlich bestätigt, dass ihre Entscheidung ganz oder teilweise auf den Kontrollwechsel zurückzuführen ist.

Provided however that, no Ratings Decline will occur if at the end of the 120-day period Fresenius Medical Care AG & Co. KGaA has been rated by at least two Rating Agencies, it has solicited, Investment Grade.

Eine Ratingherabstufung liegt jedoch nicht vor,falls Fresenius Medical Care AG & Co. KGaA (aufgrund einer Beauftragung durch Fresenius Medical Care AG & Co. KGaA) am Ende der 120-Tagesperiode von mindestens zwei Ratingagenturen mit Investment Grade bewertet wird.

Rating Category means:	Ratingkategorie bezeichnet:

(a) with respect to S&P or Fitch, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories);	(a) in Bezug auf S&P oder Fitch eine der folgenden Kategorien: BB, B, CCC, CC, C und D (bzw. entsprechende Nachfolgekategorien;

(b) with respect to Moody’s, any of the following categories: Ba, B, Caa, Ca, C and D (or equivalent successor categories); and	(b) in Bezug auf Moody’s eine der folgenden Kategorien: Ba, B, Caa, Ca, C und D (bzw. entsprechende Nachfolgekategorien); und

(c)     the equivalent of any such category of S&P, Moody’s or Fitch used by another rating agency in determining whether the rating of Fresenius Medical Care AG & Co. KGaA has decreased by one or more gradations, gradations within rating categories (“+” and “-” for S&P, “1”, “2” and “3” for Moody’s, “+” and “-” for Fitch; or the equivalent gradations for another rating agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from “BB+” to “BB”, as well as from “BB-” to “B+”, will constitute a decrease of one gradation).

(c)     diesen Kategorien von S&P oder Moody’s oder Fitch entsprechende Ratingkategorien einer anderen Ratingagentur. Bei der Bestimmung, ob das Rating von Fresenius Medical Care AG & Co. KGaA um eine oder mehrere Stufen herabgestuft wurde, werden die jeweiligen Ratingkategorien weiter untergliedernde Zusätze (“+” und “-” bei S&P, “1”, “2” und “3” bei Moody’s, “+” und “-” bei Fitch bzw. entsprechende Zusätze anderer Ratingagenturen) berücksichtigt (z. B. entspricht bei S&P eine Ratingänderung von “BB+” auf “BB” oder von “BB-” auf “B+” jeweils einer Herabstufung um eine Stufe).

Investment Grade means a rating of (i) “BBB-” or higher by S&P and Fitch, and (ii) “Baa3” or higher by Moody’s, or the equivalent of such ratings by S&P, Moody’s or Fitch and the equivalent in respect of rating categories of any Rating Agencies substituted for S&P, Moody’s or Fitch.

Investment Grade bezeichnet ein Rating von (i) “BBB-” oder höher im Fall von S&P und Fitch und (ii) “Baa3” oder höher im Fall von Moody’s, oder das entsprechende Äquivalent dieser Ratings im Fall von S&P, Moody’s oder Fitch sowie das entsprechende Äquivalent in den Ratingkategorien einer anderen Ratingagentur, durch die S&P, Moody’s oder

Fitch ersetzt wurde.

A Change of Control means the occurrence of one or more of the following events:	Ein Kontrollwechsel bezeichnet den Eintritt eines oder mehrerer der folgenden Ereignisse:

(a)     so long as Fresenius Medical Care AG & Co. KGaA is organized as a KGaA, if the General Partner of Fresenius Medical Care AG & Co. KGaA charged with the management of Fresenius Medical Care AG & Co. KGaA shall at any time fail to be Fresenius SE & Co. KGaA or a subsidiary of Fresenius SE & Co. KGaA, or if Fresenius SE & Co. KGaA shall fail at any time to own or control, directly or indirectly, more than 25 % of the capital stock with ordinary voting power in Fresenius Medical Care AG & Co. KGaA;

(a)     so lange Fresenius Medical Care AG & Co. KGaA die Rechtsform einer KGaA hat: Wenn es sich bei dem mit der Geschäftsführung von Fresenius Medical Care AG & Co. KGaA beauftragten Komplementär der Gesellschaft zu irgendeinem Zeitpunkt nicht um Fresenius SE & Co. KGaA oder eine Tochtergesellschaft der Fresenius SE & Co. KGaA handelt oder wenn Fresenius SE & Co. KGaA zu irgendeinem Zeitpunkt direkt oder indirekt nicht mehr als 25 % des stimmberechtigten Grundkapitals an Fresenius Medical Care AG & Co. KGaA hält und kontrolliert;

(b)     if Fresenius Medical Care AG & Co. KGaA is no longer organized as a KGaA, any event the result of which is that (A) any person or group (Relevant Person(s)) acting in concert (as defined in § 30 (2) of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz)) or any person or group acting on behalf of any such Relevant Person(s), other than a Permitted Holder, is or becomes the direct or indirect legal or beneficial ownership or any legal or beneficial entitlement (as defined in § 22 of the German Securities Trading Act (Wertpapierhandelsgesetz)) of, in the aggregate, more than 50% of the voting shares of Fresenius Medical Care AG & Co. KGaA; or

(b)     wenn Fresenius Medical Care AG & Co. KGaA nicht mehr die Rechtsform einer KGaA hat, ein Ereignis, in dessen Folge (A) eine Person oder mehrere Personen (Relevante Personen), die abgestimmt handeln (wie in § 30 (2) Wertpapiererwerbs- und Übernahmegesetz definiert), oder einer oder mehrere Dritte, die im Auftrag einer solchen Relevanten Personen handeln, mit Ausnahme eines Zulässigen Inhabers, unmittelbar oder mittelbar rechtliches oder wirtschaftliches Eigentum in jedweder Form bzw. die unmittelbare oder mittelbare rechtliches oder wirtschaftliche Verfügungsbefugnis in jedweder Form (wie in § 22 Wertpapierhandelsgesetz beschrieben) an insgesamt mehr als 50% der stimmberechtigten Aktien der Fresenius Medical Care AG & Co. KGaA erlangen; oder

(c) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or	(c) ein Verkauf, ein Leasing, ein Tausch oder eine sonstige Übertragung (im Rahmen einer einzigen Transaktion substantially all of the assets of Fresenius Medical Care AG & Co. KGaA (held directly or indirectly) to any Relevant Person other than a Permitted Holder, or any person or group acting on behalf of any such Relevant Person(s).

oder einer Reihe miteinander zusammenhängender Transaktionen) aller oder aller wesentlichen Vermögenswerte (direkt oder indirekt gehalten) der Fresenius Medical Care AG & Co. KGaA an eine oder mehrere Relevante Personen, mit Ausnahme eines Zulässigen Inhabers, oder einen oder mehrere Dritte, die im Auftrag solcher Relevanten Personen handeln.

General Partner means Fresenius Medical Care Management AG, a stock corporation organized under the laws of Germany, including its successors and assigns and other Persons, in each case who serve as the general partner (persönlich haftender Gesellschafter) of Fresenius Medical Care AG & Co. KGaA from time to time.

Komplementär bezeichnet die Fresenius Medical Care Management AG, eine Aktiengesellschaft nach deutschem Recht, sowie ihre Nachfolger, Abtretungsempfänger und sonstige Personen, die zum jeweiligen Zeitpunkt als persönlich haftender Gesellschafter von Fresenius Medical Care AG & Co. KGaA auftreten.

Person means any individual, corporation, partnership, joint venture, association, jointstock company, trust, unincorporated organization, government or any agency, instrumentality or political subdivision thereof, or any other entity.

Person bezeichnet eine natürliche Person, eine Körperschaft, eine Personengesellschaft, ein Joint Venture, eine Vereinigung, eine Aktiengesellschaft, einen Trust, eine Einrichtung ohne eigene Rechtspersönlichkeit, eine staatliche Stelle oder Behörde, eine Gebietskörperschaft oder einen sonstigen Rechtsträger.

Permitted Holder means Fresenius SE & Co. KGaA and any of its Affiliates, as long as and to the extent Fresenius SE & Co. KGaA or the relevant Affiliate(s) is or are not acting in concert with, or on behalf of, a Relevant Person(s).

Zulässiger Inhaber bezeichnet die Fresenius SE & Co. KGaA und alle mit ihr verbundenen Personen, sofern und soweit die Fresenius SE & Co. KGaA oder eine oder mehrere mit ihr verbundene Person(en) nicht gemeinsam mit oder im Auftrag einer oder mehrerer Relevanten Person(en) handeln.

Affiliate of any specified Person means:	Verbundene Person einer bestimmten Person bezeichnet:

(a) any other Person, directly or indirectly, controlling or controlled by such specified Person, or	(a) jede andere Person, die diese Person direkt oder indirekt kontrolliert bzw. direkt oder indirekt von ihr kontrolliert wird, oder

(b) under direct or indirect common control with such specified Person.	(b) mit dieser bestimmten Person unter direkter oder indirekter gemeinsamer Kontrolle steht.

For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise (section 15 of the German Stock Corporation Act (Aktiengesetz); and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Für den Zweck dieser Definition bezeichnet “Kontrolle” bei Verwendung in Bezug auf eine Person die Befugnis, deren Geschäftsführung und Unternehmenspolitik direkt oder indirekt zu bestimmen (§ 15 Aktiengesetz), sei es durch den Besitz von stimmberechtigten Kapitalanteilen, eine vertragliche Festlegung oder anderweitig, und die Bedeutung der Begriffe “kontrolliert” und “kontrollieren” ist entsprechend zu verstehen.

Within 30 days upon the Issuer becoming aware that a Change of Control Triggering Event has occurred, the Issuer shall give notice (a Put Event Notice) to the Holders in accordance with § 12 stating:

Innerhalb von 30 Tagen, nachdem die Emittentin von einem Kontrollwechselereignis Kenntnis erlangt hat, wird die Emittentin dies den Gläubigern gemäß § 12 bekannt machen (Vorzeitige Rückkaufsgrunderklärung) und dabei folgendes mitteilen:

(a)	that a Change of Control Triggering Event has occurred;	(a)	dass ein Kontrollwechselereignis eingetreten ist;

(b)	the circumstances and relevant facts regarding such Change of Control Triggering Event;	(b)	die Umstände und relevanten Informationen bezüglich des Kontrollwechselereignisses;

(c)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such Put Event Notice is given) (the Optional Redemption Date);	(c)	den Tag des Rückkaufs (der nicht früher als 30 und nicht später als 60 Tage nach dem Tag, an dem die Vorzeitige Rückkaufsgrunderklärung erfolgt, liegen darf) (der Stichtag);

(d)	that each Note will be subject to repurchase only in integral multiples the Specified Denomination; and	(d)	dass die Schuldverschreibungen nur in ganzen Vielfachen der Festgelegten Stückelung zurückgekauft werden; und

(e)	the instructions determined by the Issuer that a Holder must follow in order to have its Notes purchased pursuant to this § 5(4).	(e)	die Anweisungen, die ein Gläubiger befolgen muss, damit die Schuldverschreibungen gemäß diesem § 5(4) zurückgekauft werden.

In order to exercise such option, the Holder must submit during normal business hours at the specified office of the Fiscal Agent a duly completed option exercise notice in the form available from the specified office of the Fiscal Agent within the period of 20 days after a Put Event Notice is given. No option so exercised may be revoked or withdrawn

Um ein solches Recht auszuüben, muss ein Gläubiger während der allgemeinen Geschäftszeiten bei der angegebenen Geschäftsstelle der Emissionsstelle eine vollständig ausgefüllte Ausübungserklärung in der durch die Emissionsstelle bereitgestellten Form innerhalb eines Zeitraums von 20 Tagen nach Bekanntmachung der Vorzeitigen Rückzahlungserklärung übermitteln.

	without the prior consent of the Issuer.		Kein in dieser Form ausgeübtes Recht kann ohne vorherige Zustimmung der Emittentin widerrufen oder zurückgezogen werden.

The Issuer will comply with the requirements of any applicable securities laws or regulations in connection with an early redemption of Notes at the option of the Holders upon a Change of Control pursuant to this § 5(4). To the extent that the provisions of any securities laws or regulations or applicable stock exchange listing rules conflict with the provisions of this § 5(4), the Issuer will comply with the applicable securities laws, regulations and listing rules and will not be deemed to have breached its obligations under this § 5(4) by virtue thereof.

Die Emittentin wird die Anforderungen der anwendbaren Wertpapiergesetze oder -vorschriften im Zusammenhang mit einer vorzeitigen Rückzahlung von Schuldverschreibungen nach Wahl der Inhaber bei einem Kontrollwechsel gemäß diesem § 5 Abs. 4 erfüllen. Soweit die Bestimmungen eines Wertpapiergesetzes oder -verordnung oder eines anwendbaren Börsenzulassungsregelwerks im Widerspruch zu den Bestimmungen dieses § 5(4) stehen, wird die Emittentin die anwendbaren Wertpapiergesetze, -verordnungen und -regelwerke einhalten und dies wird nicht als Verletzung ihrer Pflichten aus diesem § 5(4) angesehen werden.

(5)	Early Redemption at the Option of the Issuer.	(5)	Vorzeitige Rückzahlung nach Wahl der Emittentin.

	(a)

The Issuer may, upon notice given in accordance with clause (b), redeem all or some only of the Notes within the Call Redemption Period(s) at the Call Redemption Amount(s) set forth below together with accrued interest, if any, to (but excluding) the relevant redemption date.

			(a)

Die Emittentin kann, nachdem sie gemäß Absatz (b) gekündigt hat, die Schuldverschreibungen insgesamt oder teilweise innerhalb des/der Wahl- Rückzahlungszeitraums/-räume (Call) zum/zu den Wahl-Rückzahlungsbetrag/-beträgen (Call), wie nachfolgend angegeben, nebst etwaigen bis zum maßgeblichen Rückzahlungstag (ausschließlich) aufgelaufenen Zinsen zurückzahlen.

Call Redemption Period(s)	Call Redemption Amount(s)	Wahl-Rückzahlungszeitraum/räume (Call)	Wahl-Rückzahlungsbe-trag/beträge (Call)

February 28, 2026 to May 28, 2026	100 percent of the principal amount	28. Februar 2026 bis 28. Mai 2026	100% des Nennbetrags

	(b)	Notice of redemption shall be given by the Issuer to the Holders of the Notes in accordance with § 12. Such notice shall specify:			(b)	Die Kündigung ist den Gläubigern der Schuldverschreibungen durch die Emittentin gemäß § 12 bekanntzugeben. Sie muss die folgenden Angaben enthalten:

		(i)	the series of Notes subject to redemption;			(i)	die zurückzuzahlende Serie von Schuldverschreibungen;

		(ii)	whether such series is to be redeemed in whole or in part only and, if in part only, the aggregate principal amount of the Notes which are to be redeemed;			(ii)	eine Erklärung, ob diese Serie ganz oder teilweise zurückgezahlt wird und im letzteren Fall den Gesamtnennbetrag der zurückzuzahlenden Schuldverschreibungen;

		(iii)	the relevant redemption date, which shall be not less than 20 nor more than 40 days after the date on which notice is given by the Issuer to the Holders; and			(iii)	den maßgeblichen Rückzahlungstag, der nicht weniger als 20 und nicht mehr als 40 Tage nach dem Tag der Kündigung durch die Emittentin gegenüber den Gläubigern liegen darf; und

		(iv)	the Call Redemption Amount at which such Notes are to be redeemed.			(iv)	den Wahl-Rückzahlungsbetrag (Call), zu dem die Schuldverschreibungen zurückgezahlt werden.

(c)

In the case of a partial redemption of Notes, Notes to be redeemed shall be selected in accordance with the rules of the relevant Clearing System. For technical procedure of the ICSDs, in the case of a partial redemption the outstanding redemption amount will be reflected in the records of the ICSDs as either a reduction in nominal amount or as a pool factor, at the discretion of the ICSDs.

(c)

Wenn die Schuldverschreibungen nur teilweise zurückgezahlt werden, werden die zurückzuzahlenden Schuldverschreibungen in Übereinstimmung mit den Regeln des betreffenden Clearingsystems ausgewählt. Für das technische Verfahren der ICSDs wird im Fall einer teilweisen Rückzahlung der entstehende Rückzahlungsbetrag entweder als reduzierter Nennbetrag oder als Poolfaktor nach Ermessen der ICSDs in das Register der ICSDs aufgenommen.

§ 6				§ 6
(THE FISCAL AGENT AND THE PAYING AGENT)				(DIE EMISSIONSSTELLE UND DIE ZAHLSTELLE)

(1)	Appointment; Specified Office.			(1)	Bestellung; bezeichnete Geschäftsstelle.

	The initial fiscal agent (the Fiscal Agent) and the initial paying agent (the Paying Agent) and its initial specified office shall be:		Die anfänglich bestellte Emissionsstelle (die Emissionsstelle) und die anfänglich bestellte Zahlstelle (die Zahlstelle) und ihre bezeichnete Geschäftsstelle lautet wie folgt:

	Deutsche Bank Aktiengesellschaft		Deutsche Bank Aktiengesellschaft
	Trust & Security Services		Trust & Security Services
	Operations Frankfurt		Operations Frankfurt
	Taunusanlage 12		Taunusanlage 12
	60325 Frankfurt am Main		60325 Frankfurt am Main
	Federal Republic of Germany		Deutschland

	The Fiscal Agent and the Paying Agent reserve the right at any time to change their respective specified offices to some other specified office in the same country.		Die Emissionsstelle und die Zahlstelle behalten sich das Recht vor, jederzeit ihre jeweiligen bezeichneten Geschäftsstellen durch eine andere bezeichnete Geschäftsstelle in demselben Land zu ersetzen.

(2)	Variation or Termination of Appointment.	(2)	Änderung der Bestellung oder Abberufung.

The Issuer reserves the right at any time to vary or terminate the appointment of the Fiscal Agent or any Paying Agent and to appoint another Fiscal Agent or additional or other Paying Agents. The Issuer shall at all times maintain (i) a Fiscal Agent, (ii) so long as the Notes are listed on the Luxembourg Stock Exchange, a Paying Agent (which may be the Fiscal Agent) with a specified office in Luxembourg and/or in such other place as may be required by the rules of such stock exchange and (iii) a Paying Agent in an EU Member State, if possible, that will not be obliged to withhold or deduct tax in connection with any payment made in relation to the Notes unless the Paying Agent would be so obliged in each other EU Member State if it were located there. Any variation, termination, appointment or change shall only take effect (other than in the case of insolvency, when it shall be of immediate effect) after not less than 30 nor more than 45 days’ prior notice thereof shall have been given to the Holders in accordance with § 12.

Die Emittentin behält sich das Recht vor, jederzeit die Bestellung der Emissionsstelle oder einer Zahlstelle zu ändern oder zu beenden und eine andere Emissionsstelle oder zusätzliche oder andere Zahlstellen zu bestellen. Die Emittentin wird zu jedem Zeitpunkt (i) eine Emissionsstelle unterhalten, (ii) solange die Schuldverschreibungen an der Luxemburger Börse notiert sind, eine Zahlstelle (die die Emissionsstelle sein kann) mit bezeichneter Geschäftsstelle in Luxemburg und/oder an solchen anderen Orten unterhalten, die die Regeln dieser Börse verlangen und (iii) eine Zahlstelle in einem Mitgliedsstaat der Europäischen Union, sofern dies möglich ist, unterhalten, die nicht zum Einbehalt oder Abzug von Quellensteuern oder sonstigen Abzügen verpflichtet ist, es sei denn, dass eine solche Einbehalts- oder Abzugspflicht auch in allen anderen Mitgliedsstaaten der Europäischen Union bestünde. Eine Änderung, Abberufung, Bestellung oder ein sonstiger Wechsel wird nur wirksam (außer im Insolvenzfall, in dem eine solche Änderung sofort wirksam wird), sofern die Gläubiger hierüber gemäß § 12 vorab unter Einhaltung einer Frist von mindestens 30 und nicht mehr als 45 Tagen informiert wurden.

(3) Agent of the Issuer.	(3) Erfüllungsgehilfe(n) der Emittentin.

The Fiscal Agent and the Paying Agent act solely as the agents of the Issuer and do not assume any obligations towards or relationship of agency or trust for any Holder.

Die Emissionsstelle und die Zahlstelle handeln ausschließlich als Erfüllungsgehilfen der Emittentin und übernehmen keinerlei Verpflichtungen gegenüber den Gläubigern und es wird kein Auftrags- oder Treuhandverhältnis zwischen ihnen und den Gläubigern begründet.

§ 7	§ 7
(TAXATION)	(STEUERN)

All payments of principal and interest made by the Issuer in respect of the Notes to the Holders shall be made free and clear of, and without withholding or deduction for, any present or future taxes or duties of whatever nature imposed or levied by way of deduction or withholding by or on behalf of (1) the Federal Republic of Germany or any authority therein or thereof having power to tax, (2) any jurisdiction from or through which payment on the Notes or the Guarantee is made, or any political subdivision or governmental authority thereof or therein having the power to tax and/or (3) any other jurisdiction in which the payor is organized or otherwise considered to be resident or doing business for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each a Relevant Taxing Jurisdiction), unless such deduction or withholding is required by law. In that event the Issuer shall pay such additional amounts (the Additional Amounts) as shall result in receipt by the Holders of such amounts as would have been received by them had no such withholding or deduction been required, except that no Additional Amounts shall be payable with respect to:

Alle in Bezug auf die Schuldverschreibungen von der Emittentin an die Gläubiger zahlbaren Kapitaloder Zinsbeträge werden ohne Einbehalt oder Abzug an der Quelle für oder wegen gegenwärtiger oder zukünftiger Steuern oder Abgaben gleich welcher Art gezahlt, die von oder im Namen (1) der Bundesrepublik Deutschland oder einer dort zur Steuererhebung ermächtigten Behörde, (2) einer Rechtsordnung, aus der bzw. über die eine Zahlung auf die Schuldverschreibungen oder die Garantie geleistet wird, oder einer dort zur Steuererhebung ermächtigten Gebietskörperschaft oder Behörde, und/oder (3) einer anderen Rechtsordnung, in der die zahlende Partei errichtet ist oder anderweitig als gebietsansässig gilt oder im steuerlichen Sinn geschäftlich tätig ist, oder einer dort zur Steuererhebung ermächtigten Gebietskörperschaft oder Behörde (jeweils eine Relevante Steuerjurisdiktion) im Wege des Abzugs oder Einbehalts auferlegt oder erhoben werden, es sei denn, ein solcher Abzug oder Einbehalt ist gesetzlich vorgeschrieben. In diesem Fall wird die Emittentin diejenigen zusätzlichen Beträge (Zusätzliche Beträge) zahlen, die erforderlich sind, damit die den Gläubigern zufließenden Nettobeträge nach diesem Einbehalt oder Abzug jeweils den Beträgen an Kapital und Zinsen entsprechen, die ohne einen solchen Einbehalt oder Abzug von den Gläubigern erhalten worden wären; jedoch sind solche Zusätzlichen Beträge nicht zu zahlen in Bezug auf:

(a) taxes or duties which are payable by any Person acting as custodian bank	(a) Steuern oder Abgaben, die von einer als Depotbank oder Inkassobeauftragter or collecting agent on behalf of a Holder, or otherwise in any manner which does not constitute a deduction or withholding by the Issuer or the Guarantor, as applicable, from payments of principal or interest made by it; or

eines Gläubigers handelnden Person oder auf eine sonstige Weise zu entrichten sind, die keinen Abzug oder Einbehalt von Zahlungen von Kapital oder Zinsen durch die Emittentin bzw. die Garantiegeberin darstellen; oder

(b)

payments that would not have been so imposed but for the existence of any present or former connection between such Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or a person having a controlling power over, such Holder) and any Relevant Taxing Jurisdiction including, without limitation, such Holder (or such fiduciary, settlor, beneficiary, member, shareholder or person having such a controlling power) being or having been a citizen or resident or treated as a resident of, being or having been engaged in a trade or business in, or having or having had a permanent establishment in, a Relevant Taxing Jurisdiction other than any connections arising solely from a Holder acquiring, holding or disposing of, receiving any payment under or with respect to or enforcing a Note or any Guarantee; or

(b)

Zahlungen, die nicht erhoben worden wären, wenn nicht (i) eine gegenwärtige oder ehemalige Beziehung zwischen dem betreffenden Gläubiger (oder einem Treuhänder, Treugeber, Begünstigten, Mitglied oder Gesellschafter dieses Gläubigers oder einer Person, die beherrschenden Einfluss auf diesen Gläubiger hat) und einer Relevanten Steuerjurisdiktion bestehen würde, unter anderem in der Form, dass der betreffende Gläubiger (bzw. Treuhänder, Treugeber, Begünstigte, Mitglied, Gesellschafter oder die Person, die beherrschenden Einfluss hat) Staatsbürger einer Relevanten Steuerjurisdiktion ist oder war oder dort ansässig ist oder war oder als dort ansässig gilt oder galt oder dort ein Gewerbe oder eine Geschäftstätigkeit betreibt oder betrieben hat oder dort eine Betriebsstätte unterhält oder unterhalten hat, mit Ausnahme von Beziehungen, die allein dadurch entstehen, dass ein Gläubiger eine Schuldverschreibung oder die Garantie erwirbt, hält oder veräußert bzw. eine Zahlung darunter oder in Bezug auf diese erhält oder Ansprüche darauf geltend macht; oder

(c)

payments to, or to a third party on behalf of, a Holder where no such withholding or deduction would have been required to be made if the Notes were credited at the time of payment to a securities deposit account with a bank, financial services institution, securities trading business or securities trading bank, in each

(c)

Zahlungen an den Gläubiger oder an einen Dritten für den Gläubiger, falls kein Einbehalt oder Abzug hätte erfolgen müssen, wenn die Schuldverschreibung zum Zeitpunkt der fraglichen Zahlung einem Depotkonto bei einer bzw. einem nicht in der Relevanten Steuerjurisdiktion ansässigen Bank, Finanzdienstleistungsinstitut,

	case outside the Relevant Taxing Jurisdiction; or		Wertpapierhandelsunternehmen oder Wertpapierhandelsbank gutgeschrieben gewesen wäre; oder

(d)

payments where such withholding or deduction is imposed pursuant to (i) any European Union Directive or Regulation concerning the taxation of savings, or (ii) any international treaty or understanding relating to such taxation and to which the Relevant Taxing Jurisdiction or the European Union is a party/are parties, or (iii) any provision of law implementing, or complying with, or introduced to conform with, such Directive, Regulation, treaty or understanding, or (iv) the Luxembourg law of 23 December 2005; or

(d)

falls der Einbehalt oder Abzug gemäß (i) einer Richtlinie oder Verordnung der Europäischen Union zur Zinsbesteuerung oder (ii) einem internationalen Abkommen oder Übereinkommen zu einer solchen Besteuerung, bei dem die Relevante Steuerjurisdiktion oder die Europäische Union Parteien sind, oder (iii) einem diese Richtlinie oder Verordnung oder dieses Abkommen oder Übereinkommen umsetzenden oder sie befolgenden oder zu ihrer Befolgung erlassenen Gesetz, oder (iv) dem Luxemburger Gesetz vom 23. Dezember 2005 erhoben wird; oder

(e)

payments to the extent such withholding or deduction is payable by or on behalf of a Holder who could lawfully mitigate (but has not so mitigated) such withholding or deduction by complying or procuring that any third party complies with any statutory requirements or by making or procuring that a third party makes a declaration of non-residence or other similar claim for exemption to any tax authority in the place where the payment is effected (including, in the case of a payment by a Paying Agent situated in the United States, by providing prior to the receipt of any such payment, a complete, correct and executed IRS Form W-8 or W-9 or successor form, as applicable, with all appropriate attachments); or

(e)

soweit der Einbehalt oder Abzug von dem Gläubiger oder von einem Dritten für den Gläubiger zahlbar ist, der einen solchen Einbehalt oder Abzug dadurch rechtmäßigerweise hätte vermindern können (aber nicht vermindert hat), dass er gesetzliche Vorschriften beachtet, oder dafür sorgt, dass Dritte dieses tun, oder dadurch dass er eine Nichtansässigkeitserklärung oder einen ähnlichen Antrag auf Quellensteuerbefreiung gegenüber der am Zahlungsort zuständigen Steuerbehörde; abgibt oder dafür sorgt, dass dies durch einen Dritten erfolgt (einschließlich, im Falle einer Zahlung durch eine Zahlstelle mit Sitz in den Vereinigten Staaten, durch Bereitstellung eines vollständigen, korrekten und ausgefüllten IRS-Formulars W-8 oder W-9 oder eines Nachfolgeformulars, falls zutreffend, mit allen entsprechenden Anlagen); oder

(f)	payments to the extent such withholding or deduction is payable by or on behalf of a Holder who would have	(f)	soweit der Einbehalt oder Abzug von dem Gläubiger oder von einem Dritten für den Gläubiger vorzunehmen been able to mitigate such withholding or deduction by effecting a payment via another Paying Agent in a Member State of the European Union, not obliged to withhold or deduct tax; or

ist, der einen solchen Einbehalt oder Abzug durch die Bewirkung einer Zahlung über eine andere Zahlstelle in einem Mitgliedsstaat der Europäischen Union, welche nicht zu einem solchen Einbehalt oder Abzug verpflichtet ist, hätte vermindern können; oder

(g)

payments to the extent such withholding or deduction is for or on account of the presentation by the Holder of any Note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later; or

(g)

soweit der Einbehalt oder Abzug für einen Gläubiger oder dessen Rechnung vorzunehmen ist, der Schuldverschreibungen mehr als 30 Tage nach dem Tag, an dem eine Zahlung unter den Schuldverschreibungen fällig und zahlbar wurde bzw., soweit dies später eintritt, nach dem Tag, an dem die Zahlung ordnungsgemäß vorgenommen wurde, vorgelegt hat; oder

(h)

payments to the extent such withholding or deduction is required pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the Internal Revenue Code), or any amended or successor version thereof, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Internal Revenue Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Internal Revenue Code; or

(h)

soweit der Einbehalt oder Abzug gemäß §§ 1471 bis 1474 des U.S. Internal Revenue Code von 1986 in seiner jeweils gültigen Fassung (der Internal Revenue Code), oder einer geänderten oder nachfolgenden Fassung davon, jeder gegenwärtigen oder zukünftigen Verordnung oder offiziellen Auslegung davon, jeder Vereinbarung, die gemäß § 1471(b) des Internal Revenue Codes eingegangen wurde oder jeder steuerlichen oder regulatorischen Gesetzgebung, sowie steuerlichen und regulatorischen Gesetzen oder Vorgehensweisen, die nach einem völkerrechtlichen Vertrag, der zur Umsetzung der Bestimmungen des Internal Revenue Codes geschlossen wurde, vorzunehmen ist; oder

(i)

any tax imposed on interest by the United States or any political subdivision or governmental authority thereof or therein by reason of any Holder holding or owning, actually or constructively, 10% or more of the total combined voting power of all classes

(i)

jede Steuer, die von den Vereinigten Staaten oder einer ihrer politischen Unterabteilungen oder Regierungsbehörden auf Zinsen erhoben wird, weil ein Inhaber tatsächlich oder konstruktiv 10 % oder mehr der gesamten kombinierten Stimmrechte aller

	of stock of the Issuer or the Guarantor entitled to vote; or		Aktiengattungen der Emittentin oder der Garantiegeberin hält oder besitzt; oder

(j)

any tax imposed on interest by the United States or any political subdivision or governmental authority thereof or therein by reason of any Holder being a controlled foreign corporation that is a related person within the meaning of Section 864(d)(4) of the Internal Revenue Code with respect to the Issuer or the Guarantor; or

(j)

jede Steuer, die von den Vereinigten Staaten oder einer politischen Unterabteilung oder Regierungsbehörde der Vereinigten Staaten oder darin erhoben wird, weil ein Inhaber eine kontrollierte ausländische Körperschaft ist, die eine verwandte Person im Sinne von Section 864(d)(4) des Internal Revenue Code in Bezug auf die Emittentin oder die Garantiegeberin ist; oder

(k)

any tax imposed on interest by the United States or any political subdivision or governmental authority thereof or therein by reason of any Holder being a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business; or

(k)

jede Steuer, die von den Vereinigten Staaten oder einer politischen Unterabteilung oder Regierungsbehörde der Vereinigten Staaten oder darin erhoben wird, weil ein Inhaber eine Bank ist, die einen Kredit gemäß einem Kreditvertrag gewährt, der im normalen Geschäftsverkehr abgeschlossen wurde; oder

(l)	any combination of items (a)-(k);	(l)	jegliche Kombination der Absätze (a)-(k).

nor shall any Additional Amounts be paid with respect to any payment on a Note to a Holder who is a fiduciary or partnership or who is other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the Relevant Taxing Jurisdiction to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Holder of the Note.

Zudem werden keine Zusätzlichen Beträge im Hinblick auf Zahlungen auf die Schuldverschreibungen an einen Gläubiger gezahlt, welcher die Zahlung als Treuhänder oder Personengesellschaft oder als sonstiger nicht alleiniger wirtschaftlicher Eigentümer erhält, soweit nach den Gesetzen der Relevanten Steuerjurisdiktion(en) eine solche Zahlung für Steuerzwecke dem Einkommen des Begünstigten bzw. Gründers eines Treuhandvermögens oder dem Gesellschafter der Personengesellschaft zugerechnet würde, der jeweils selbst nicht zum Erhalt von Zusätzlichen Beträgen berechtigt gewesen wäre, wenn der Begünstigte, Gründer eines Treuhandvermögens, Gesellschafter oder wirtschaftliche Eigentümer unmittelbarer Gläubiger der Schuldverschreibungen wäre.

For the avoidance of doubt: No Additional Amounts will be paid with respect to German capital gains tax (Kapitalertragsteuer), including withholding tax (Abgeltungsteuer), to be deducted or withheld pursuant to the German Income Tax Act, even if the deduction or withholding has to be made by the Issuer or its representative, and the German Solidarity Surcharge (Solidaritätszuschlag) or any other tax which may substitute the German capital gains tax (Kapitalertragsteuer) or solidarity surcharge (Solidaritätszuschlag), as the case may be.

Zur Klarstellung: Keine Zusätzlichen Beträge werden gezahlt in Bezug auf die deutsche Kapitalertragsteuer (inklusive der sog. Abgeltungsteuer), die nach dem deutschen Einkommensteuergesetz abgezogen oder einbehalten wird, auch wenn der Abzug oder Einbehalt durch die Emittentin oder ihren Vertreter vorzunehmen ist, und den deutschen Solidaritätszuschlag oder jede andere Steuer, welche die deutsche Kapitalertragsteuer bzw. den Solidaritätszuschlag ersetzen sollte.

§ 8	§ 8
(PRESENTATION PERIOD)	(VORLEGUNGSFRIST)

The presentation period provided in § 801 paragraph 1, sentence 1 BGB (German Civil Code) is reduced to ten years for the Notes.	Die in § 801 Absatz 1 Satz 1 BGB bestimmte Vorlegungsfrist wird für die Schuldverschreibungen auf zehn Jahre verkürzt.

§ 9	§ 9
(EVENTS OF DEFAULT)	(KÜNDIGUNG)

(1) Events of default.	(1) Kündigungsgründe.

Each Holder shall be entitled to declare due and payable by notice to the Fiscal Agent its entire claims arising from the Notes and demand immediate redemption thereof at the principal amount together with accrued interest (if any) to (but excluding) the date of repayment, in the event that:

Jeder Gläubiger ist berechtigt, seine sämtlichen Forderungen aus den Schuldverschreibungen durch Kündigung gegenüber der Emissionsstelle fällig zu stellen und die unverzügliche Rückzahlung zum Nennbetrag, zuzüglich etwaiger bis zum Tag der Rückzahlung (ausschließlich) aufgelaufener Zinsen zu verlangen, falls:

(a) the Issuer fails to pay principal or interest under the Notes within 30 days from the relevant due date, or	(a) die Emittentin auf die Schuldverschreibungen Kapital oder Zinsen nicht innerhalb von 30 Tagen nach dem betreffenden Fälligkeitstag zahlt; oder

(b) the Guarantor fails to pay amounts payable under the Guarantee within 30 days from the relevant due date, or	(b) die Garantiegeberin auf die Garantie zahlbare Beträge nicht innerhalb von 30 Tagen nach dem Fälligkeitstag zahlt; oder

(c) the Issuer fails to duly perform any other material obligation arising from the Notes and such failure continues	(c) die Emittentin die ordnungsgemäße Erfüllung irgendeiner anderen wesentlichen Verpflichtung aus den unremedied for more than 60 days after the Fiscal Agent has received a request thereof in the manner set forth in § 9(3) from a Holder to perform such obligation; or

Schuldverschreibungen unterlässt und die Unterlassung jeweils länger als 60 Tage fortdauert, nachdem die Emissionsstelle eine Aufforderung in der in § 9(3) vorgesehenen Art und Weise von dem Gläubiger erhalten hat, die Verpflichtung zu erfüllen; oder

(d)     any Capital Market Indebtedness of the Issuer or any of its Material Subsidiaries or the Guarantor (unless the Guarantee has been released in accordance with these Terms and Conditions) becomes prematurely repayable as a result of a default in respect of the terms thereof, or the Issuer or any of its Material Subsidiaries or the Guarantor (unless the Guarantee has been released in accordance with these Terms and Conditions) fails to fulfill any payment obligation in excess of EUR 75,000,000 or the equivalent thereof under any Capital Market Indebtedness or under any guarantees or suretyships given for any Capital Market Indebtedness of others within 30 days from its due date or, in the case of such guarantee or suretyship, within 30 days of such guarantee or suretyship being invoked, unless the Issuer or the relevant Material Subsidiary or the Guarantor contests in good faith that such payment obligation exists or is due or that such guarantee or suretyship has been validly invoked or if a security granted therefor is enforced on behalf of or by the creditor(s) entitled thereto; or

(d)     eine Kapitalmarktverbindlichkeit der Emittentin oder einer ihrer Wesentlichen Tochtergesellschaften oder der Garantiegeberin (es sei denn, die Garantie wurde gemäß diesen Emissionsbedingungen freigegeben) vorzeitig zahlbar wird aufgrund einer Pflichtverletzung aus dem dieser Kapitalmarktverbindlichkeit zugrunde liegenden Vertrag oder die Emittentin oder eine ihrer Wesentlichen Tochtergesellschaften oder die Garantiegeberin (es sei denn, die Garantie wurde gemäß diesen Emissionsbedingungen freigegeben) eine Zahlungsverpflichtung in Höhe oder im Gegenwert von mehr als EUR 75.000.000 aus einer Kapitalmarktverbindlichkeit oder aufgrund einer Bürgschaft oder Garantie, die für Kapitalmarktverbindlichkeiten Dritter gegeben wurde, nicht innerhalb von 30 Tagen nach ihrer Fälligkeit bzw. im Fall einer Bürgschaft oder Garantie nicht innerhalb von 30 Tagen nach Inanspruchnahme aus dieser Bürgschaft oder Garantie erfüllt, es sei denn, die Emittentin oder die betreffende Wesentliche Tochtergesellschaft oder die Garantiegeberin bestreitet in gutem Glauben, dass diese Zahlungsverpflichtung besteht oder fällig ist bzw. diese Bürgschaft oder Garantie berechtigterweise geltend gemacht wird, oder falls eine für solche Verbindlichkeiten bestellte Sicherheit für die oder von den daraus berechtigten Gläubiger(n) in Anspruch genommen wird; oder

(e)     the Issuer or any of its Material Subsidiaries or the Guarantor (unless the Guarantee has been released in accordance with these Terms and Conditions) announces its inability to meet its financial obligations or ceases its payments generally; or

(e)     die Emittentin oder eine ihrer Wesentlichen Tochtergesellschaften oder die Garantiegeberin (es sei denn, die Garantie wurde gemäß dieser Emissionsbedingungen freigegeben) gibt ihre Zahlungsunfähigkeit bekannt oder stellt ihre Zahlungen ein; oder

(f)     a court opens insolvency proceedings against the Issuer or the Guarantor (unless the Guarantee has been released in accordance with these Terms and Conditions) and such proceedings are instituted and have not been discharged or stayed within 90 days, or the Issuer applies for or institutes such proceedings; or

(f)     ein Gericht ein Insolvenzverfahren gegen die Emittentin oder die Garantiegeberin (es sei denn, die Garantie wurde gemäß dieser Emissionsbedingungen freigegeben) eröffnet, und ein solches Verfahren eingeleitet und nicht innerhalb von 90 Tagen aufgehoben oder ausgesetzt worden ist, oder die Emittentin die Eröffnung eines solchen Verfahrens beantragt oder einleitet; oder

(g)     the Issuer or the Guarantor (unless the Guarantee has been released in accordance with these Terms and Conditions) enters into liquidation unless this is done in connection with a merger or other form of combination with another company and such company assumes all obligations contracted by the Issuer or the Guarantor in connection with the Notes or the Guarantee; or

(g)     die Emittentin oder die Garantiegeberin (es sei denn, die Garantie wurde gemäß dieser Emissionsbedingungen freigegeben) in Liquidation tritt, es sei denn, dies geschieht im Zusammenhang mit einer Verschmelzung oder einer anderen Form des Zusammenschlusses mit einer anderen Gesellschaft und die andere oder neue Gesellschaft übernimmt alle Verpflichtungen, die die Emittentin oder die Garantiegeberin im Zusammenhang mit den Schuldverschreibungen oder der Garantie eingegangen ist; oder

(h)     the Guarantee shall cease to be in full force and effect in accordance with its terms for any reason except pursuant to these Terms and Conditions or terms of the Guarantee governing the release of the Guarantee or the satisfaction in full of all the obligations thereunder or shall be declared invalid or unenforceable other than as contemplated by its terms, or the Guarantor shall repudiate, deny or disaffirm any of its obligations thereunder or under the Terms and Conditions.

(h)     die Garantie aus irgendeinem Grund nicht mehr gemäß ihren Bedingungen uneingeschränkt wirksam ist, es sei denn, dies beruht auf diesen Emissionsbedingungen oder den Bedingungen der Garantie bezüglich der Freigabe der Garantie oder der vollständigen Erfüllung aller diesbezüglichen Verpflichtungen, oder aus anderen Gründen als in ihren Bedingungen festgelegt für unwirksam oder undurchsetzbar erklärt wird, oder die Garantiegeberin eine ihrer Verpflichtungen aus der Garantie oder aus den

Emissionsbedingungen zurückweist, leugnet oder ablehnt.

	Material Subsidiary means any Subsidiary of Fresenius Medical Care AG & Co. KGaA which:		Wesentliche Tochtergesellschaft bezeichnet eine Tochtergesellschaft von Fresenius Medical Care AG & Co. KGaA:

	(i) has unconsolidated EBITDA representing 5% or more of the EBITDA of Fresenius Medical Care AG & Co. KGaA and its subsidiaries on a consolidated basis; or		(i) deren unkonsolidiertes EBITDA 5% oder mehr des EBITDA der Fresenius Medical Care AG & Co. KGaA und ihrer Tochtergesellschaften auf einer konsolidierten Basis darstellt, oder

	(ii) has unconsolidated gross assets representing 5% or more of the gross assets of Fresenius Medical Care AG & Co. KGaA and its subsidiaries on a consolidated basis,		(ii) deren unkonsolidiertes Bruttovermögen 5% oder mehr des Bruttovermögens der Fresenius Medical Care AG & Co. KGaA und ihrer Tochtergesellschaften auf einer konsolidierten Basis darstellt,

	in each case as determined by reference to the latest audited annual financial statements prepared in accordance with IFRS.		in allen Fällen bestimmt nach dem letzten geprüften Jahresabschluss, die in Übereinstimmung mit IFRS erstellt wurden.

	EBITDA means operating income plus depreciation and amortization and is derived from the operating income determined in accordance with IFRS.		EBITDA entspricht dem Operativen Ergebnis zuzüglich Abschreibungen und wird von dem nach IFRS ermittelten Operativen Ergebnis abgeleitet.

(2)	No Termination.	(2)	Keine Kündigung.

	The right to declare Notes due shall terminate if the situation giving rise to it has been cured before the right is exercised.		Das Kündigungsrecht erlischt, falls der Kündigungsgrund vor Ausübung des Rechts geheilt wurde.

(3)	Notice.	(3)	Kündigungserklärung.

Any default notice in accordance with § 9(1) shall be made at least in text form (section 126b of the German Civil Code, Bürgerliches Gesetzbuch) to the specified office of the Fiscal Agent together with evidence by means of a certificate of the Holder’s Custodian (as defined in § 14(3)) that such Holder, at the time of such notice, is a holder of the relevant Notes.

Eine Kündigungserklärung gemäß § 9(1) hat in der Weise zu erfolgen, dass der Gläubiger bei der angegebenen Geschäftsstelle der Emissionsstelle eine entsprechende Erklärung zumindest in Textform (§ 126 Bürgerliches Gesetzbuch) übergibt und dabei durch eine Bescheinigung seiner Depotbank (wie in § 14(3) definiert) nachweist, dass er die betreffenden Schuldverschreibungen zum Zeitpunkt der Erklärung hält.

(4)	Quorum.	(4)	Quorum.

In the events specified in subparagraph (1)(c) and/or (d) of this § 9, any notice declaring Notes due shall, unless at the time such notice is received any of the events specified in subparagraph (1) (a), (b) and (e) through (g) of this § 9 entitling Holders to declare their Notes due has occurred, become effective only when the Fiscal Agent has received such default notices from the Holders representing at least 25% of the aggregate principal amount of Notes then outstanding.

In den Fällen gemäß Absatz (1)(c) und/oder (d) dieses § 9 wird eine Kündigungserklärung, sofern nicht bei deren Eingang zugleich einer der in Absatz (1)(a), (b) und (e) bis (g) dieses § 9 bezeichneten Kündigungsgründe vorliegt, erst wirksam, wenn bei der Emissionsstelle Kündigungserklärungen von Gläubigern im Nennbetrag von mindestens 25% des Gesamtnennbetrages der zu diesem Zeitpunkt noch insgesamt ausstehenden Schuldverschreibungen eingegangen sind.

§ 10		§ 10
(SUBSTITUTION)		(ERSETZUNG)

(1)	Substitution.	(1)	Ersetzung

The Issuer (reference to which shall always include any previous Substitute Debtor (as defined below)) may, at any time, if no payment of principal of or interest on any of the Notes is in default, without the consent of the Holders, substitute for the Issuer any Affiliate (as defined below) of Fresenius Medical Care AG & Co. KGaA as the principal debtor in respect of all obligations arising from or in connection with the Notes (any such company, the Substitute Debtor), provided that:

Die Emittentin (wobei eine Bezugnahme auf die Emittentin auch alle früheren Nachfolgeschuldner (wie nachfolgend definiert) umfasst) ist jederzeit berechtigt, wenn kein Zahlungsverzug hinsichtlich Kapital oder Zinsen auf die Schuldverschreibungen vorliegt, ohne weitere Zustimmung der Gläubiger ein mit der Fresenius Medical Care AG & Co. KGaA verbundenes Unternehmen (wie nachfolgend definiert) an ihrer Stelle als Hauptschuldnerin (ein solches Unternehmen ist die Nachfolgeschuldnerin) für alle Verpflichtungen aus und im Zusammenhang mit den Schuldverschreibungen einzusetzen, vorausgesetzt, dass:

(a)     the Substitute Debtor assumes all obligations of the Issuer in respect of the Notes and is in a position to fulfill all payment obligations arising from or in connection with the Notes in the Specified Currency without, subject to lit. (e) below, the necessity of any taxes or duties levied by the country or jurisdiction in which the Substitute Debtor is domiciled (other than taxes which would also be levied in the absence of such substitution) to be withheld or deducted at source and

(a)     die Nachfolgeschuldnerin alle Verpflichtungen der Emittentin im Zusammenhang mit den Schuldverschreibungen rechtswirksam übernimmt und sie sämtliche sich aus oder im Zusammenhang mit den Schuldverschreibungen ergebenden Zahlungsverpflichtungen in der Festgelegten Währung ohne die Notwendigkeit (vorbehaltlich Buchstabe (e)) einer Einbehaltung an der Quelle oder des Abzugs irgendwelcher Steuern oder Abgaben in dem Land oder to transfer all amounts which are required therefore to the Paying Agent without any restrictions, and that in particular all necessary authorizations to this effect by any competent authority have been obtained, and, to the extent service of process must be effected to the Substitute Debtor outside of Germany, a service of process agent in Germany is appointed;

Hoheitsgebiet, in dem die Nachfolgeschuldnerin ihren Sitz hat (mit Ausnahme von Steuern, die auch angefallen wären, wäre die Ersetzung nicht erfolgt), erfüllen sowie die hierzu erforderlichen Beträge ohne Beschränkungen an die Zahlstelle transferieren kann und sie insbesondere jede hierfür notwendige Genehmigung der Behörden ihres Landes erhalten hat, und, sofern eine Zustellung an die Nachfolgeschuldnerin außerhalb von Deutschland erfolgen müsste, ein Zustellungsbevollmächtigter in Deutschland bestellt wird;

(b)     if at the time of such substitution the Issuer is Fresenius Medical Care AG & Co. KGaA, the Issuer irrevocably and unconditionally guarantees (the Substitution Guarantee) in favor of each Holder the payment of all sums payable by the Substitute Debtor in respect of the Notes on terms equivalent to the terms of the Guarantee;

(b)     wenn zum Zeitpunkt der Ersetzung Fresenius Medical Care AG & Co. KGaA die Emittentin ist, die Emittentin unwiderruflich und unbedingt gegenüber den Gläubigern die Zahlung aller von der Nachfolgeschuldnerin auf die Schuldverschreibungen zahlbaren Beträge zu Bedingungen garantiert (die Ersetzungsgarantie), die den Bedingungen der Garantie entsprechen;

(c)     the Substitute Debtor and the Issuer have obtained all necessary governmental and regulatory approvals and consents for such substitution and for the giving by the Issuer of the Substitution Guarantee in respect of the obligations of the Substitute Debtor, that the Substitute Debtor has obtained all necessary governmental and regulatory approvals and consents for the performance by the Substitute Debtor of its obligations under the Notes, and that all such approvals and consents are in full force and effect and that the obligations assumed by the Substitute Debtor and the Substitution Guarantee given by the Issuer are each valid and binding in accordance with their respective terms and enforceable by

(c)     die Nachfolgeschuldnerin und die Emittentin alle für die Ersetzung und die Abgabe der Ersetzungsgarantie von der Emittentin notwendigen Genehmigungen und Einverständniserklärungen von Regierungsstellen und Aufsichtsbehörden erhalten haben, die Nachfolgeschuldnerin alle für die Erfüllung ihrer Verpflichtungen aus den Schuldverschreibungen notwendigen Genehmigungen und Einverständniserklärungen von Regierungsstellen und Aufsichtsbehörden erhalten hat und weiterhin sämtliche dieser Genehmigungen und Einverständniserklärungen in vollem Umfang gültig und wirksam sind und zudem die Verpflichtungen der Nachfolgeschuldnerin und die von der Emittentin begebene Ersetzungsgarantie gemäß ihren Bestimmungen wirksam

	each Holder;		und rechtsverbindlich und durch jeden Gläubiger durchsetzbar sind;

(d)     § 9 shall be deemed to be amended so that it shall also be an Event of Default under such provision if the Substitution Guarantee shall cease to be valid or binding on or enforceable against Fresenius Medical Care AG & Co. KGaA;

(d)     § 9 dergestalt als ergänzt gilt, dass ein zusätzlicher Kündigungsgrund unter dieser Bestimmung der Wegfall der Wirksamkeit, Rechtsverbindlichkeit oder Durchsetzbarkeit der Ersetzungsgarantie gegen Fresenius Medical Care AG & Co. KGaA ist;

(e)     the Substitute Debtor undertakes to reimburse any Holder for such taxes, fees or duties which may be imposed upon such Holder in connection with any payments on the Notes (including taxes or duties being deducted or withheld at source), upon conversion or otherwise, as a consequence of the assumption of the Issuer’s obligations by the Substitute Debtor, provided that such undertaking shall be limited to amounts that would not have been imposed upon the Holder had such substitution not occurred; and

(e)     die Nachfolgeschuldnerin sich verpflichtet, jedem Gläubiger alle Steuern, Gebühren oder Abgaben zu erstatten, die ihm im Zusammenhang mit Zahlungen auf die Schuldverschreibungen (einschließlich Steuern und Abgaben, die an der Quelle abgeführt oder einbehalten wurden), durch den Schuldnerwechsel oder in anderer Weise infolge der Schuldübernahme durch die Nachfolgeschuldnerin auferlegt werden, vorausgesetzt, dass sich die Verpflichtung auf Beträge beschränkt, die der Gläubiger ohne die Ersetzung der Emittentin nicht hätte tragen müssen; und

(f)     there shall have been delivered to the Fiscal Agent one opinion for each jurisdiction affected of lawyers of recognized standing to the effect that subparagraphs (a) through (e) above have been satisfied.

(f)     der Emissionsstelle jeweils ein Rechtsgutachten bezüglich der betroffenen Rechtsordnungen von anerkannten Rechtsanwälten vorgelegt wurden, die bestätigen, dass die Bestimmungen in den vorstehenden Unterabsätzen (a) bis (e) erfüllt wurden.

For purposes of this § 10, Affiliate shall mean any affiliated company (verbundenes Unternehmen) within the meaning of sections 15 et seqq. of the German Stock Corporation Act (Aktiengesetz) held by Fresenius Medical Care AG & Co. KGaA.

			Für Zwecke dieses § 10 bedeutet verbundenes Unternehmen jedes von Fresenius Medical Care AG & Co. KGaA gehaltene verbundene Unternehmen im Sinne der §§ 15 ff. Aktiengesetz.

(2)	Discharge from Obligations. References.	(2)	Schuldbefreiung. Bezugnahmen.

	Upon a substitution in accordance with this § 10, the Substitute Debtor shall be deemed to be named in the Notes as the principal		Nach einer Ersetzung gemäß dieses § 10 gilt die Nachfolgeschuldnerin als in den Schuldverschreibungen an Stelle der Emittentin als

debtor in place of the Issuer as issuer and the Notes shall thereupon be deemed to be amended to give effect to the substitution including that the relevant jurisdiction in relation to the Issuer in § 7 shall be the Substitute Debtor’s country of domicile for tax purposes. Furthermore, in the event of such substitution, in § 7 and § 5(2) an alternative reference to the Federal Republic of Germany shall be deemed to have been included in addition to the reference according to the preceding sentence to the country of domicile or residence for taxation purposes of the Substitute Debtor.

Hauptschuldnerin bestimmt und die Schuldverschreibungen gelten als dementsprechend ergänzt, um der Ersetzung zur Durchsetzung zu verhelfen, und als die relevante Steuerjurisdiktion in Bezug auf § 7 gilt die Jurisdiktion, in der die Nachfolgeschuldnerin steuerlich ansässig ist. Desweiteren gilt im Fall einer Ersetzung in § 7 und § 5(2) eine alternative Bezugnahme auf die Bundesrepublik Deutschland als aufgenommen (zusätzlich zu der Bezugnahme nach Maßgabe des vorstehenden Satzes auf das Land, in dem die Nachfolgeschuldnerin ihren Sitz oder Steuersitz hat).

Any such substitution, together with the notice referred to in subparagraph (3) below, shall, in the case of the substitution of any other company as principal debtor, operate to release the Issuer as issuer from all of its obligations as principal debtor in respect of the Notes.

Jede Ersetzung zusammen mit der Mitteilung gemäß Absatz 3 dieser Bestimmung befreit, im Fall der Einsetzung einer anderen Gesellschaft als Hauptschuldnerin, die Emittentin von allen Verbindlichkeiten, die sie als Hauptschuldnerin unter den Schuldverschreibungen hatte.

(3)	Notification to Holders.	(3)	Benachrichtigung der Gläubiger.

Not later than 15 Payment Business Days after effecting the substitution, the Substitute Debtor shall give notice thereof to the Holders and, if any Notes are listed on any stock exchange, to such stock exchange in accordance with § 12 and to any other person or authority as required by applicable laws or regulations.

Spätestens 15 Zahltage nach Durchführung der Ersetzung wird die Nachfolgeschuldnerin dies den Gläubigern und, sollten die Schuldverschreibungen an einer Börse notiert sein, dieser Börse gemäß § 12 mitteilen und jede andere Person oder Stelle, gemäß den anwendbaren Gesetzen und Regelungen in formieren.

§ 11		§ 11
(FURTHER ISSUES, PURCHASES AND CANCELLATION)		(BEGEBUNG WEITERER SCHULDVERSCHREIBUNGEN, ANKAUF UND ENTWERTUNG)

(1)	Further Issues.	(1)	Begebung weiterer Schuldverschreibungen.

The Issuer may from time to time, without the consent of the Holders, issue further Notes having the same terms and conditions as the Notes in all respects (or in all respects except for the issue date, interest commencement date and/or issue price) so as to form a single series with the Notes.

Die Emittentin ist berechtigt, jederzeit ohne Zustimmung der Gläubiger weitere Schuldverschreibungen mit gleicher Ausstattung (gegebenenfalls mit Ausnahme des Tags der Begebung, des Verzinsungsbeginns und/oder des Ausgabepreises) in der Weise zu begeben, dass sie mit diesen Schuldverschreibungen

			eine einheitliche Serie bilden.

(2)	Purchases.	(2)	Ankauf.

The Issuer may at any time purchase Notes in the open market or otherwise and at any price. Notes purchased by the Issuer may, at the option of the Issuer, be held, resold or surrendered to the Fiscal Agent for cancellation. If purchases are made by tender, tenders for such Notes must be made available to all Holders of such Notes alike.

Die Emittentin ist berechtigt, jederzeit Schuldverschreibungen im Markt oder anderweitig zu jedem beliebigen Preis zu kaufen. Die von der Emittentin erworbenen Schuldverschreibungen können nach Wahl der Emittentin von ihr gehalten, weiterverkauft oder bei der Emissionsstelle zwecks Entwertung eingereicht werden. Sofern diese Käufe durch öffentliches Angebot erfolgen, muss dieses Angebot allen Gläubigern gemacht werden.

(3)	Cancellation.	(3)	Entwertung.

	All Notes redeemed in full shall be cancelled forthwith and may not be reissued or resold.		Sämtliche vollständig zurückgezahlten Schuldverschreibungen sind unverzüglich zu entwerten und können nicht wiederbegeben oder wiederverkauft werden.

§ 12		§ 12
(NOTICES)		(MITTEILUNGEN)

(1)	Publication.	(1)	Bekanntmachung.

All notices concerning the Notes will be made by means of electronic publication on the internet website of the Luxembourg Stock Exchange (www.bourse.lu). Any notice will be deemed to have been validly given on the third day following the date of such publication (or, if published more than once, on the third day following the date of the first such publication).

Alle die Schuldverschreibungen betreffenden Mitteilungen sind auf der Internetseite der Luxemburger Börse (www.bourse.lu) zu veröffentlichen. Jede derartige Mitteilung gilt mit dem dritten Tag nach dem Tag der Veröffentlichung (oder bei mehreren Veröffentlichungen mit dem dritten Tag nach dem Tag der ersten solchen Veröffentlichung) als wirksam erfolgt.

(2)	Notification to Clearing System.	(2)	Mitteilungen an das Clearingsystem.

So long as any Notes are listed on the official list of the Luxembourg Stock Exchange, subparagraph (1) shall apply. If the Rules of the Luxembourg Stock Exchange otherwise so permit, the Issuer may deliver the relevant notice to the Clearing System for communication by the Clearing System to the Holders

Solange Schuldverschreibungen im amtlichen Kursblatt (official list) der Luxemburger Börse notiert sind, sind alle die Schuldverschreibungen betreffenden Mitteilungen gemäß Absatz 1 bekanntzumachen. Soweit die Regeln der Luxemburger Börse dies zulassen, kann die Emittentin eine Veröffentlichung in lieu of publication as set forth in subparagraph (1) above; any such notice shall be deemed to have been given on the seventh day after the day on which the said notice was given to the Clearing System.

nach Absatz 1 durch eine Mitteilung an das Clearing System zur Weiterleitung an die Gläubiger ersetzen; jede derartige Mitteilung gilt am siebten Tag nach dem Tag der Mitteilung an das Clearing System als den Gläubigern mitgeteilt.

§ 13	§ 13
AMENDMENTS TO THE TERMS AND CONDITIONS	ÄNDERUNG DER EMISSIONSBEDINGUNGEN
BY RESOLUTION OF THE HOLDERS, HOLDERS’	DURCH BESCHLUSS DER GLÄUBIGER;
REPRESENTATIVE, AMENDMENT OF THE	GEMEINSAMER VERTRETER, ÄNDERUNG DER
GUARANTEE	GARANTIE

(1) Resolutions of Holders.	(1) Beschlüsse durch die Gläubiger.

The Holders may with consent of the Issuer (if required) by a majority resolution pursuant to section 5 et seqq. of the German Act on Issues of Debt Securities (Gesetz über Schuldverschreibungen aus Gesamtemissionen) (the SchVG), as amended from time to time, agree to amendments of the Terms and Conditions or resolve any other matters provided for by the SchVG. In particular, the Holders may consent to amendments which materially change the substance of the Terms and Conditions, including such measures as provided for under section 5 paragraph 3 of the SchVG by resolutions passed by such majority of the votes of the Holders as stated under § 13(2) below. A duly passed majority resolution shall be binding upon all Holders.

Die Gläubiger können mit Zustimmung der Emittentin (soweit erforderlich) aufgrund Mehrheitsbeschlusses nach Maßgabe der §§ 5 ff. des Gesetzes über Schuldverschreibungen aus Gesamtemissionen (das SchVG) in seiner jeweils gültigen Fassung die Emissionsbedingungen ändern oder sonstige Maßnahmen gemäß dem SchVG beschließen. Die Gläubiger können insbesondere einer Änderung wesentlicher Inhalte der Emissionsbedingungen, einschließlich der in § 5 Abs. 3 SchVG vorgesehenen Maßnahmen durch Beschlüsse mit den in dem nachstehenden § 13(2) genannten Mehrheiten zustimmen. Ein ordnungsgemäß gefasster Mehrheitsbeschluss ist für alle Gläubiger verbindlich.

(2) Majority.	(2) Mehrheit.

Except as provided by the following sentence and provided that the quorum requirements are being met, the Holders may pass resolutions by simple majority of the voting rights participating in the vote. Resolutions which materially change the substance of the Terms and Conditions, in particular in the cases of section 5 paragraph 3 numbers 1 through 9 SchVG, or relating to material other matters may only be passed by a majority of at least 75% of the voting rights participating in the vote (a Qualified

Vorbehaltlich des nachstehenden Satzes und der Erreichung der erforderlichen Beschlussfähigkeit, beschließen die Gläubiger mit der einfachen Mehrheit der an der Abstimmung teilnehmenden Stimmrechte. Beschlüsse, durch welche der wesentliche Inhalt der Emissionsbedingungen, insbesondere in den Fällen des § 5 Abs. 3 Nummern 1 bis 9 SchVG, geändert wird, bedürfen zu ihrer Wirksamkeit einer Mehrheit von mindestens 75% der an der Abstimmung teilnehmenden

	Majority).		Stimmrechte (eine Qualifizierte Mehrheit).

(3)	Passing of resolutions.	(3)	Beschlussfassung.

The Holders can pass resolutions in a meeting (Gläubigerversammlung) in accordance with section 5 et seqq. of the SchVG or by means of a vote without a meeting (Abstimmung ohne Versammlung) in accordance with section 18 and section 5 et seqq. of the SchVG.

			Die Gläubiger können Beschlüsse in einer Gläubigerversammlung gemäß §§ 5 ff. SchVG oder im Wege einer Abstimmung ohne Versammlung gemäß § 18 und § 5 ff. SchVG fassen.

(4)	Meeting.	(4)	Gläubigerversammlung.

Attendance at the meeting and exercise of voting rights is subject to the Holders’ registration. The registration must be received at the address stated in the convening notice no later than the third day preceding the meeting. As part of the registration, Holders must demonstrate their eligibility to participate in the vote in accordance with section 10 paragraph 3 of the SchVG.

Die Teilnahme an der Gläubigerversammlung und die Ausübung der Stimmrechte ist von einer vorherigen Anmeldung der Gläubiger abhängig. Die Anmeldung muss unter der in der Bekanntmachung der Einberufung mitgeteilten Adresse spätestens am dritten Tag vor der Gläubigerversammlung zugehen. Mit der Anmeldung müssen die Gläubiger ihre Berechtigung zur Teilnahme an der Abstimmung gemäß § 10 Absatz 3 SchVG nachweisen.

(5)	Vote without a meeting.	(5)	Abstimmung ohne Versammlung.

	Together with casting their votes Holders must demonstrate their eligibility to participate in the vote in accordance with § 10 paragraph 3 of the SchVG.		Zusammen mit der Stimmabgabe müssen die Gläubiger ihre Berechtigung zur Teilnahme an der Abstimmung gemäß § 10 Absatz 3 SchVG nachweisen.

(6)	Second meeting.	(6)	Zweite Versammlung.

If it is ascertained that no quorum exists for the meeting pursuant to § 13(4) or the vote without a meeting pursuant to § 13(5), in case of a meeting the chairman (Vorsitzender) may convene a second meeting in accordance with section 15 paragraph 3 sentence 2 of the SchVG or in case of a vote without a meeting the scrutineer (Abstimmungsleiter) may convene a second meeting within the meaning of section 15 paragraph 3 sentence 3 of the SchVG. Attendance at the second meeting and exercise of voting

Wird für die Gläubigerversammlung gemäß § 13(4) oder die Abstimmung ohne Versammlung gemäß § 13(5) die mangelnde Beschlussfähigkeit festgestellt, kann — im Fall der Gläubigerversammlung — der Vorsitzende eine zweite Versammlung im Sinne von § 15 Abs. 3 Satz 2 SchVG und — im Fall der Abstimmung ohne Versammlung — der Abstimmungsleiter eine zweite Versammlung im Sinne von § 15 Abs. 3 Satz 3 SchVG einberufen. Die Teilnahme an der zweiten Versammlung und die Ausübung der Stimmrechte

	rights is subject to the Holders’ registration. The provisions set out in § 13(4) sentence 3 shall apply mutatis mutandis to the Holders’ registration for a second meeting.		sind von einer vorherigen Anmeldung der Gläubiger abhängig. Für die Anmeldung der Gläubiger zu einer zweiten Versammlung gilt § 13(4) Satz 3 entsprechend.

(7)	Holders’ representative.	(7)	Gemeinsamer Vertreter.

The Holders may by majority resolution provide for the appointment or dismissal of a joint representative (the Holders’ Representative), the duties and responsibilities and the powers of such Holders’ Representative, the transfer of the rights of the Holders to the Holders’ Representative and a limitation of liability of the Holders’ Representative. Appointment of a Holders’ Representative may only be passed by a Qualified Majority if such Holders’ Representative is to be authorized to consent, in accordance with § 13(2) hereof, to a material change in the substance of the Terms and Conditions.

Die Gläubiger können durch Mehrheitsbeschluss einen gemeinsamen Vertreter (der Gemeinsame Vertreter) bestellen oder abberufen, die Pflichten, Verantwortlichkeiten und Rechte eines solchen Gemeinsamen Vertreters festlegen, die Übertragung der Rechte der Gläubiger auf den Gemeinsamen Vertreter sowie die Haftungsbegrenzung des Gemeinsamen Vertreters bestimmen. Die Bestellung eines Gemeinsamen Vertreters bedarf einer Qualifizierten Mehrheit, wenn der Gemeinsame Vertreter in Übereinstimmung mit § 13(2) autorisiert ist, einer wesentlichen Änderung des Charakters der Emissionsbedingungen zuzustimmen.

(8)	Publication.	(8)	Veröffentlichung.

	Any notices concerning this § 13 shall be made exclusively pursuant to the provisions of the SchVG.		Alle Bekanntmachungen diesen § 13 betreffend erfolgen ausschließlich gemäß den Bestimmungen des SchVG.

(9)	Amendment of the Guarantee.	(9)	Änderung der Garantie.

	The provisions set out above applicable to the amendment of the Terms and Conditions of the Notes shall apply mutatis mutandis to the Guarantee.		Die oben aufgeführten auf die Änderung der Emissionsbedingungen der Schuldverschreibungen anwendbaren Bestimmungen geltenentsprechend für die Bestimmungen der Garantie.

§ 14		§ 14
(APPLICABLE LAW, PLACE OF JURISDICTION AND ENFORCEMENT)		(ANWENDBARES RECHT, GERICHTSSTAND UND GERICHTLICHE GELTENDMACHUNG)

(1)	Applicable Law.	(1)	Anwendbares Recht.

	The Notes, as to form and content, and all rights and obligations of the Holders and the Issuer, shall be governed in every respect by German law.		Form und Inhalt der Schuldverschreibungen sowie die Rechte und Pflichten der Gläubiger und der Emittentin bestimmen sich in jeder Hinsicht nach deutschem Recht.

(2)	Submission to Jurisdiction.	(2)	Gerichtsstand.

Subject to any mandatory jurisdiction for specific proceedings under the SchVG, the District Court (Landgericht) in Frankfurt am Main shall have non-exclusive jurisdiction for any action or other legal proceedings (Proceedings) arising out of or in connection with the Notes.

Vorbehaltlich eines zwingenden Gerichtsstandes für besondere Rechtsstreitigkeiten im Zusammenhang mit dem SchVG, ist das Landgericht Frankfurt am Main nicht ausschließlich zuständig für sämtliche im Zusammenhang mit den Schuldverschreibungen entstehenden Klagen oder sonstige Verfahren (Rechtsstreitigkeiten).

(3)	Enforcement.	(3)	Gerichtliche Geltendmachung.

Any Holder of Notes may in any proceedings against the Issuer or the Guarantor or to which such Holder and the Issuer or the Guarantor are parties, protect and enforce in his own name his rights arising under such Notes on the basis of (i) a statement issued by the Custodian with whom such Holder maintains a securities account in respect of the Notes (a) stating the full name and address of the Holder, (b) specifying the aggregate principal amount of Notes credited to such securities account on the date of such statement and (c) confirming that the Custodian has given written notice to the Clearing System containing the information pursuant to (a) and (b) which has been confirmed by the Clearing System; (ii) a copy of the Note in global form certified as being a true copy by a duly authorized officer of the Clearing System or a depositary of the Clearing System, without the need for production in such proceedings of the actual records or the global note representing the Notes or (iii) any other means of proof permitted in legal proceedings in the country of enforcement. For purposes of the foregoing, Custodian means any bank or other financial institution of recognized standing authorized to engage in securities custody business with which the Holder maintains a securities account in respect of the Notes and which maintains an account with the Clearing System, and includes the Clearing System. Each Holder may, without prejudice to the foregoing, protect and enforce his rights under

Jeder Gläubiger von Schuldverschreibungen ist berechtigt, in jedem Rechtsstreit gegen die Emittentin oder die Garantiegeberin oder in jedem Rechtsstreit, in dem der Gläubiger und die Emittentin oder die Garantiegeberin Partei sind, seine Rechte aus diesen Schuldverschreibungen im eigenen Namen auf der folgenden Grundlage zu schützen oder geltend zu machen: (i) er bringt eine Bescheinigung der Depotbank bei, bei der er für die Schuldverschreibungen ein Wertpapierdepot unterhält, welche (a) den vollständigen Namen und die vollständige Adresse des Gläubigers enthält, (b) den Gesamtnennbetrag der Schuldverschreibungen bezeichnet, die unter dem Datum der Bestätigung auf dem Wertpapierdepot verbucht sind und (c) bestätigt, dass die Depotbank gegenüber dem Clearingsystem eine schriftliche Erklärung abgegeben hat, die die vorstehend unter (a) und (b) bezeichneten Informationen enthält und einen Bestätigungsvermerk des Clearingsystems trägt; (ii) er legt eine Kopie der die betreffenden Schuldverschreibungen verbriefenden Globalurkunde vor, deren Übereinstimmung mit dem Original eine vertretungsberechtigte Person des Clearingsystems oder des Verwahrers des Clearingsystems bestätigt hat, ohne dass eine Vorlage der Originalbelege oder der die Schuldverschreibungen verbriefenden Globalurkunde in einem solchen Verfahren erforderlich wäre oder (iii) auf jede andere Weise, die im Lande der Geltendmachung prozessual zulässig ist. Für die Zwecke these Notes also in any other way which is admitted in the country of the Proceedings.

des Vorstehenden bezeichnet Depotbank jede Bank oder ein sonstiges anerkanntes Finanzinstitut, das berechtigt ist, das Wertpapierverwahrungsgeschäft zu betreiben und bei der/dem der Gläubiger ein Wertpapierdepot für die Schuldverschreibungen unterhält und ein Konto beim Clearingsystem unterhält, einschließlich des Clearingsystems. Jeder Gläubiger kann unbeschadet des Vorstehenden seine Rechte aus diesen Schuldverschreibungen auch auf jede andere Weise schützen und durchsetzen, die im Land des Verfahrens zulässig ist.

§ 15	§ 15
(LANGUAGE)	(SPRACHE)

These Terms and Conditions are written in the German language and provided with an English language translation. The German text shall be controlling and binding. The English language translation is provided for convenience only.

Diese Emissionsbedingungen sind in deutscher Sprache abgefasst. Eine Übersetzung in die englische Sprache ist beigefügt. Der deutsche Text ist bindend und maßgeblich. Die Übersetzung in die englische Sprache ist unverbindlich.

Part II.: ADDITIONAL INFORMATION

Teil II ZUSÄTZLICHE INFORMATIONEN

A. Essential information
Grundlegende Angaben
Interests of Natural and Legal Persons involved in the Issue/Offer	None
Interessen von Seiten natürlicher und juristischer Personen, die an
der Emission/dem Angebot beteiligt sind	Keine

Reasons for the offer to the public or for the admission to trading	General corporate purposes including
and use of proceeds	refinancing of existing financial liabilities
Gründe für das öffentliche Angebot oder die Zulassung zum Handel und Verwendung der Erlöse	Allgemeine Unternehmenszwecke einschließlich der Refinanzierung bestehender
Finanzverbindlichkeiten
Estimated net proceeds	EUR 496,025,000
Geschätzter Nettobetrag der Erträge	EUR 496.025.000

Estimated total expenses of the issue	EUR 50,000
Geschätzte Gesamtkosten der Emission	EUR 50.000

Eurosystem eligibility
EZB-Fähigkeit
☒ Intended to be held in a manner which would	Yes
allow Eurosystem eligibility

Soll in EZB-fähiger Weise gehalten werden	Ja

Yes. Note that the designation “Yes” in the case of a NGN simply means that the Notes are intended upon issue to be deposited with one of the ICSDs as common safekeeper, and does not necessarily mean that the Notes will be recognized as eligible collateral for Eurosystem monetary policy and intraday credit operations by the Eurosystem either upon issue or at any or all times during their life. Such recognition will depend upon the ECB being satisfied that Eurosystem eligibility criteria have been met.

Ja. Es ist zu beachten, dass die Bestimmung “Ja” im Falleiner NGN lediglich bedeutet, dass die Schuldverschreibungen nach Begebung bei einer der ICSDs als gemeinsamer Verwahrer hinterlegt werden sollen, und es bedeutet nicht notwendigerweise, dass die Schuldverschreibungen als geeignete Sicherheit im Sinne der Währungspolitik des Eurosystems und der taggleichen Überziehungen (intraday credit operations) des Eurosystem entweder nach Begebung oder zu einem Zeitpunkt während ihrer Existenz anerkannt werden. Eine solche Anerkennung wird vom Urteil der EZB abhängen, dass die Eurosystemfähigkeitskriterien erfüllt werden.

B. Information concerning the securities to be offered/admitted to trading
Informationen über die anzubietenden bzw. zum Handel zuzulassenden Wertpapiere
Securities Identification Numbers
Wertpapier-Kenn-Nummern
Common Code	217876907
Common Code	217876907

ISIN	XS2178769076
ISIN	XS2178769076

German Securities Code	A289N2
Deutsche Wertpapier-Kenn-Nummer (WKN)	A289N2

Any other securities number	Not applicable
Andere Wertpapier-Kenn-Nummer	Nicht anwendbar

Historic Interest Rates and future performance as well as volatility	Not applicable
Zinssätze der Vergangenheit und künftige Entwicklungen sowie ihre Volatilität	Nicht anwendbar

Details of historic [EURIBOR][LIBOR] rates and the future performance as well as their volatility can be obtained
(not free of charge) by electronic means from Reuters [EURIBOR01][LIBOR01][LIBOR02]
Einzelheiten zu vergangenen [EURIBOR][LIBOR] Sätzen und Informationen über künftige Wertentwicklungen sowie ihre Volatilität können (nicht kostenfrei) auf elektronischem Weg abgerufen werden unter Reuters
EURIBOR01][LIBOR01][LIBOR02]

Description of any market disruption or settlement disruption events that effect the [EURIBOR][LIBOR] rates	Not applicable
Beschreibung etwaiger Ereignisse, die eine Störung des Marktes oder der Abrechnung bewirken und die [EURIBOR] (LIBOR] Sätze beeinflussen der Abrechnung bewirken und die	Nicht anwendbar
[EURIBOR][LIBOR] beschreiben

Yield to final maturity	1.103% per annum
Rendite bei Endfälligkeit	1,103% per annum

If different from the issuer, the identity and contact details of the offeror of the Notes and/or the person asking for admission to trading, including the legal entity identifier (LEI), if any	Not applicable

Sofern Anbieter und Emittent nicht identisch sind, Angabe der Identität, der Kontaktdaten des Anbieters der Schuldtitel tel und/oder der die Zulassung zum Handel beantragenden Person einschließlich der Rechtsträgerkennung (LEI), wenn vorhanden

Nicht anwendbar

Representation of non-equity security holders including an identification of the organisation representing the investors

	and provisions applying to such representation. Indication of the website where the public may have free access to the contracts relation to these forms of representation	Not applicable

Vertretung der Inhaber von Nichtdividendenwerten unter Angabe der die Anleger vertretenden Organisation und der für diese Vertretung geltenden Bestimmungen. Angabe der Website, auf der die Anleger die Verträge, die diese Repräsentationsformen regeln, kostenlos einsehen können

Nicht anwendbar

Resolutions, authorizations and approvals by virtue of which the Notes will be created

The issue of the Notes has been authorized by a resolution of the management board of the Issuer’s general partner dated March 25, 2020 and by a resolution of the supervisory board of the Issuer’s general partner dated March 26, 2020.

Beschlüsse, Ermächtigungen und Genehmigungen, welche die Grundlage für die Schaffung der Schuldverschreibungen bilden

Die Begebung der Schuldverschreibungen wurde ordnungsgemäß genehmigt durch Vorstandsbeschluss der Komplementärin der Emittentin vom 25. März 2020 und Aufsichtsratsbeschluss der Komplementärin der Emittentin vom 26. März 2020.

C.	Terms and conditions of the offer of the Notes to the public
Bedingungen und Konditionen des öffentlichen Angebots von Schuldverschreibungen

C.1	Conditions, offer statistics, expected timetable and action required to apply for the offer	Not applicable
	Angebotsstatistiken, erwarteter Zeitplan und erforderliche Maßnahmen für die Antragstellung	Nicht anwendbar

Conditions to which the offer is subject
Bedingungen, denen das Angebot unterliegt

Time period, including any possible amendments, during
which the offer will be open
Frist - einschließlich etwaiger Änderungen — während der das
Angebot gültig ist

Description of the application process
Beschreibung des Prozesses für die Umsetzung des Angebots

A description of the possibility to reduce subscriptions and the manner for refunding excess amount paid by applicants
Beschreibung der Möglichkeit zur Reduzierung der Zeichnungen und der Art und Weise der Erstattung des zu viel gezahlten Betrags an die Zeichner
Details of the minimum and/or maximum amount
of application, (whether in number of Notes or aggregate

	amount to invest)
	Einzelheiten zum Mindest- und/oder Höchstbetrag der Zeichnung (entweder in Form der Anzahl der Schuldverschreibungen oder des aggregierten zu investierenden Betrags)

	Method and time limits for paying up the Notes and or delivery of the Notes
	Methode und Fristen für die Ratenzahlung der Schuldverschreibungen und ihre Lieferung

	Manner and date in which results of the offer are to be made public
	Art und Weise und Termin, auf die bzw. an dem die Ergebnisse des Angebots offen zu legen sind

The procedure for the exercise of any right of pre-emption, the negotiability of subscription rights and the treatment of subscription rights not exercised. Verfahren für die Ausübung eines etwaigen Vorzugsrechts, die Marktfähigkeit der Zeichnungsrechte und die Behandlung der nicht ausgeübten Zeichnungsrechte

C.2	Plan of distribution and allotment	Not applicable
	Plan für die Aufteilung der Wertpapiere und deren Zuteilung	Nicht anwendbar

	If the Offer is being made simultaneously in the markets of two or more countries and if a tranche has been or is being reserved for certain of these, indicate such tranche
	Erfolgt das Angebot gleichzeitig auf den Märkten zwei oder mehrerer Ländern und wurde/ wird eine bestimmte Tranche einigen dieser Märkte vorbehalten, Angabe dieser Tranche

Process for notifying applicants of the amount allotted and an indication whether dealing may begin before notification is made Verfahren zur Meldung gegenüber den Zeichnern über den zugeteilten Betrag und Angabe, ob eine Aufnahme des Handels vor der Meldung möglich ist

C.3	Pricing
	Kursfeststellung

	Issue Price	99.405%
	Ausgabepreis	99,405%

	Expected price at which the Notes will be offered	99.405%
	Preis zu dem die Schuldverschreibungen voraussichtlich	99.405%
	angeboten werden

	Amount of expenses and taxes charged to the subscriber / purchaser	Not applicable

	Kosten/Steuern, die dem Zeichner/Käufer in Rechnung gestellt	Nicht anwendbar

C.4	Placing and underwriting
Platzierung und Emission

Name and address of the coordinator(s) of the global offer and of single parts of the offer and, to the extent known to the Issuer or the offeror, or the placers in the various countries where the offer takes place

Not applicable

Name und Anschrift des Koordinators/der Koordinatoren des globalen Angebots oder einzelner Teile des Angebots und — sofern der Emittentin oder dem Bieter bekannt — Angaben zu den Platzierern in den einzelnen Ländern des Angebots

Nicht anwendbar

Method of distribution
Vertriebsmethode
☐ Non-syndicated
Nicht syndiziert

☒ Syndicated
Syndiziert

Subscription Agreement
Übernahmevertrag
	Date of Subscription Agreement	May 27, 2020
	Datum des Subscription Agreements	27. Mai 2020

Material Features of the Subscription Agreement:

Under the Subscription Agreement, the Issuer agrees to issue the Notes and each Dealer agrees to purchase the Notes; the Issuer and each Dealer agree inter alia on the aggregate principal amount of the issue, the principal amount of the Dealers’ commitments, the Issue Price, the Issue Date and the commissions.

Hauptmerkmale des Übernahmevertrages:

Unter dem Übernahmevertrag vereinbart die Emittentin, die Schuldverschreibungen zu begeben und jeder Platzeur stimmt zu, die Schuldverschreibungen zu erwerben. Die Emittentin und jeder Platzeur vereinbaren im Übernahmevertrag unter anderem den Gesamtnennbetrag der Emission,die gemäß der Übernahmeverpflichtung auf die Platzeure entfallenden Nennbeträge, den Ausgabepreis, den Valutierungstag und die Provisionen.

Management Details including form of commitment
Einzelheiten bezüglich des Bankenkonsortiums einschließlich der
Art der Übernahme

Specify Management Group or Dealer (names and addresses)		Active Bookrunners
Bankenkonsortium oder Platzeur angeben (Namen und Anschriften)		Commerzbank Aktiengesellschaft
Kaiserstrasse 16 (Kaiserplatz)
60311 Frankfurt am Main
Germany

Deutsche Bank Aktiengesellschaft
Mainzer Landstraße 11-17
60329 Frankfurt am Main
Germany

Mizuho Securities Europe GmbH
Taunustor 1
60311 Frankfurt am Main
Germany

Société Générale
Tours Société Générale
17 Cours Valmy
92987 Paris La Défense Cedex
France

Passive Bookrunners
Banco Santander, S.A.
Avenida de Cantabria s/n
28660 Boadilla del Monte Madrid
Spain

UniCredit Bank AG
Arabellastrasse 12
81925 Munich
Germany

Co-Lead Managers
Landesbank Baden-Württemberg
Am Hauptbahnhof 2
70173 Stuttgart
Germany

Landesbank Hessen-Thüringen
Girozentrale
Main Tower
Neue Mainzer Strasse 52-58
60311 Frankfurt am Main
Germany

☒	Firm commitment
Feste Zusage
☐	no firm commitment / best efforts arrangements

Keine feste Zusage / zu den bestmöglichen Bedingungen

Commissions
Provisionen
	Management/Underwriting Commission (specify)	0.20% of the aggregate principal amount
	Management- und Übernahmeprovision (angeben)	0,20% des Gesamtnennbetrags

	Selling Concession (specify)	Not applicable
	Verkaufsprovision (angeben)	Nicht anwendbar

	Listing Commission (specify)	Not applicable
	Börsenzulassungsprovision (angeben)	Nicht anwendbar

	Prohibition of Sales to EEA and UK Retail Investors	Not applicable
	Verbot des Verkaufs an EWR- und UK-Privatanleger	Nicht anwendbar

	Stabilising Dealer/Manager	Deutsche Bank Aktiengesellschaft
	Kursstabilisierender Dealer/Manager	Mainzer Landstraße 11-17
60329 Frankfurt am Main
Germany

C.5	Public Offer Jurisdictions
Jurisdiktionen für öffentliches Angebot

	Public Offer Jurisdiction(s)	Not applicable
	Jurisdiktionen, in denen ein öffentliches	Nicht anwendbar
Angebot stattfindet

D.	Listing(s) and admission to trading	Yes
	Börsenzulassung(en) und Notierungsaufnahme	Ja

☒	Regulated Market of the Luxembourg Stock Exchange
Regulierter Markt der Luxemburger Wertpapierbörse
☐	Other
Sonstige

	Date of admission	May 29, 2020
	Termin der Zulassung	29. Mai 2020

	Estimate of the total expenses related to admission to trading	Not applicable
	Geschätzte Gesamtkosten für die Zulassung zum Handel	Nicht anwendbar

All regulated markets or third-country markets, SME Growth Market or MTFs on which, to the knowledge of the Issuer, notes of the same class of the notes to be offered to the public or admitted to trading are already admitted to trading

Not applicable

Angabe sämtlicher regulierter Märkte oder Märkte in Drittstaaten, KMU-Wachstumsmärkte oder MTFs, auf denen nach Kenntnis der Emittentin Schuldverschreibungen der gleichen Wertpapierkategorie, die öffentlich angeboten oder zum Handel zugelassen werden

Nicht anwendbar

sollen, bereits zum Handel zugelassen sind

☐	Regulated Market of the Luxembourg Stock Exchange
Regulierter Markt der Luxemburger Wertpapierbörse
☐	Other
Sonstige

Name and address of the entities which have a firm commitment to act as intermediaries in secondary trading, providing liquidity through bid and offer rates and description of the main terms of their commitment

Not applicable

Name und Anschrift der Institute, die aufgrund einer festen Zusage als Intermediäre im Sekundärhandel tätig sind und Liquidität mit tels Geld- und Briefkursen erwirtschaften, und Beschreibung der Hauptbedingungen der Zusagevereinbarung

Nicht anwendbar

E.	Additional Information
Zusätzliche Informationen
Rating of the Notes		The Notes are expected to be rated BBB- by Fitch Ratings Limited; BBB by Standard & Poor’s Credit Market Services Europe Limited (Zweigniederlassung Deutschland); and Baa3 by Moody’s Deutschland GmbH.
Rating der Schuldverschreibungen

Es wird erwartet, dass den Schuldverschreibungen ein Rating von BBB- durch Fitch Ratings Limited; BBB durch Standard & Poor’s Credit Market Services Europe Limited (Zweigniederlassung Deutschland); und Baa3 durch Moody’s Deutschland GmbH erteilt wird.

Fitch Ratings Limited is established in the European Union and is registered pursuant to Regulation (EC) No 1060/2009 of the European Parliament and of the Council of 16 September 2009 on credit rating agencies, as amended. Standard & Poor’s Credit Market Services Europe Limited (Zweigniederlassung Deutschland) is established in the European Union and is registered pursuant to Regulation (EC) No 1060/2009 of the European Parliament and of the Council of 16 September 2009 on credit rating agencies, as amended. Moody’s Deutschland GmbH is established in the European Union and is registered pursuant to Regulation (EC) No 1060/2009 of the European Parliament and of the Council of 16 September 2009 on credit rating agencies, as amended. The European Securities and Markets Authority (ESMA) publishes on its web site (http://www.esma.europa.eu/page/List-registered-and-certified-CRAs) a list of credit rating agencies registered in accordance with the CRA Regulation. That list is updated within five working days following the adoption of a decision under Article 16, 17 or 20 CRA Regulation. The European Commission shall publish that updated list in the Official Journal of the European Union within 30 days following such update.

Fitch Ratings Limited hat ihren Sitz in der Europäischen Union und ist gemäß Verordnung (EG) Nr. 1060/2009 des Europäischen Parlaments und des Rates vom 16. September 2009 über Ratingagenturen (in der geänderten Fassung) registriert. Standard & Poor’s Credit Market Services Europe Limited (Zweigniederlassung Deutschland) hat ihren Sitz in der Europäischen Union und ist gemäß Verordnung (EG) Nr. 1060/2009 des Europäischen Parlaments und des Rates vom 16. September 2009 über Ratingagenturen (in der geänderten Fassung) registriert. Moody’s Deutschland GmbH hat ihren Sitz in der Europäischen Union und ist gemäß Verordnung (EG) Nr. 1060/2009 des Europäischen Parlaments und des Rates vom 16. September 2009 über Ratingagenturen (in der geänderten Fassung) registriert. Die Europäische Wertpapier und Marktaufsichtsbehörde (ESMA) veröffentlicht auf ihrer Webseite (http://www.esma.europa.eu/page/List-registered-and-certified-CRAs) ein Verzeichnis der nach der Ratingverordnung registrierten Ratingagenturen. Dieses Verzeichnis wird innerhalb von fünf Werktagen nach Annahme eines Beschlusses gemäß Artikel 16, 17 oder 20 der Ratingverordnung aktualisiert. Die Europäische Kommission veröffentlicht das aktualisierte Verzeichnis im Amtsblatt der Europä-ischen Union innerhalb von 30 Tagen nach der Aktualisierung.

F.	Information to be provided regarding the consent by the Issuer or person responsible for drawing up the Prospectus and the Final Terms

Zur Verfügung zu stellende Informationen über die Zustimmung der Emittentin oder der für die Erstellung des Prospekts und der Endgültigen Bedingungen zuständigen Person

The consent to the use of the Prospectus and these Final Terms for the subsequent resale or final placement of Notes by all financial intermediaries is given by the Issuer in relation to Luxembourg and Germany.

The subsequent resale or final placement of Notes by financial intermediaries can be made during the offer period. The offer period commences on May 27, 2020 and ends on May 29, 2020.

Die Zustimmung zu der Verwendung des Prospekts und dieser Endgültigen Bedingungen zu der späteren Weiterveräußerung und der endgültigen Platzierung der Schuldverschreibungen durch alle Finanzintermediäre wird von der Emittentin in Bezug auf Luxemburg und Deutschland erteilt.

Die spätere Weiterveräußerung und endgültige Platzierung der Wertpapiere durch Finanzintermediäre kann während der Angebotsfrist erfolgen. Die Angebotsfrist beginnt am 27. Mai 2020 und endet am 29. Mai 2020.

Third Party Information

Informationen von Seiten Dritter

With respect to any information included herein and specified to be sourced from a third party (i) the Issuer confirms that any such information has been accurately reproduced and as far as the Issuer is aware and is able to ascertain from information available to it from such third party, no facts have been omitted which would render the reproduced information inaccurate or misleading and (ii) the Issuer has not independently verified any such information and accepts no responsibility for the accuracy thereof.

Hinsichtlich der hierin enthaltenen und als solche gekennzeichneten Informationen von Seiten Dritter gilt Folgendes: (i) Die Emittentin bestätigt, dass diese Informationen zutreffend wiedergegeben worden sind und - soweit es der Emittentin bekannt ist und sie aus den von diesen Dritten zur Verfügung gestellten Informationen ableiten konnte - wurden keine Fakten unterschlagen, die die wiedergegebenen Informationen unzutreffend oder irreführend gestalten würden; (ii) die Emittentin hat diese Informationen nicht selbständig überprüft und übernimmt keine Verantwortung für ihre Richtigkeit.

[Signature Page follows]

[Unterschriftsseite folgt]

Fresenius Medical Care AG & Co. KGaA represented by Fresenius Medical Care Management AG, its general partner

Fresenius Medical Care AG & Co. KGaA vertreten durch Fresenius Medical Care Management AG, ihren persönlich haftenden Gesellschafter

/s/ Rice Powell
Rice Powell
Member of the Management Board

Helen Giza
Member of the Management Board

Fresenius Medical Care AG & Co. KGaA represented by Fresenius Medical Care Management AG, its general partner

Fresenius Medical Care AG & Co. KGaA vertreten durch Fresenius Medical Care Management AG, ihren persönlich haftenden Gesellschafter

Rice Powell
Member of the Management Board

/s/ Helen Giza
Helen Giza
Member of the Management Board

Annex

Summary for the Individual Issue

SECTION A: INTRODUCTION CONTAINING WARNINGS

This summary relates to the tranche EUR 500,000,000 1.000 per cent. Notes due May 29, 2026 with the ISIN XS2178769076 (the Notes), issued by Fresenius Medical Care AG & Co. KGaA, Else-Kröner-Straße 1, 61352 Bad Homburg vor der Höhe, Germany (tel.: +49-6172-609-0; website: www.freseniusmedicalcare.com; LEI: 549300CP8NY40UP89Q40) (the Issuer) under the Issuer’s EUR 10,000,000,000 Debt Issuance Program (the Program).

The Commission de Surveillance du Secteur Financier (CSSF), 283, route d’Arlon L-1150 Luxembourg (tel.: +352 26 25 1 - 1; fax: +352 26 25 1 - 2601; e-mail: direction@cssf.lu) has approved the base prospectus for the Program (the Base Prospectus) as the competent authority under Regulation (EU) 2017/1129 on May 19, 2020.

This Summary has been prepared in accordance with Article 7 of Regulation (EU) 2017/1129 and should be read as an introduction to the Base Prospectus and the applicable Final Terms. Any decision to invest in the Notes should be based on consideration of the Base Prospectus as a whole, including any documents incorporated by reference therein, and the applicable Final Terms by the investor. An investor in the Notes could lose all or part of the invested capital. Where a claim relating to the information contained in the Base Prospectus or the applicable Final Terms is brought before a court, the plaintiff investor might, under national law, have to bear the costs of translating the Base Prospectus and the applicable Final Terms, before the legal proceedings are initiated. Civil liability attaches only to the Issuer and the Guarantor which have tabled the Summary including any translation thereof, but only if the Summary is misleading, inaccurate or inconsistent, when read together with the Base Prospectus and the applicable Final Terms, or where it does not provide, when read together with the Base Prospectus and the applicable Final Terms, key information in order to aid investors when considering whether to invest in such Notes.

SECTION B: KEY INFORMATION ON THE ISSUER

B.1 Who is the issuer of the securities?

B.1.1 Domicile, legal form, LEI, jurisdiction of incorporation and country of operation

The Issuer is a partnership limited by shares (Kommanditgesellschaft auf Aktien) with a German stock corporation (Aktiengesellschaft) as a general partner and its registered seat (Sitz) at Hof an der Saale, Germany, incorporated under and governed by the laws of Germany. The LEI of the Issuer is 549300CP8NY40UP89Q40.

B.1.2 Principal activities

The Issuer’s principal activity is to act as holding company for its subsidiaries, which provide dialysis care and related services to persons who suffer from end-stage renal diseases as well as other health care services, and which develop and manufacture a wide variety of health care products, which include both dialysis and non-dialysis products.

B.1.3 Major Shareholders

As of May 11, 2020, the Issuer’s share capital consisted of 304,492,501 ordinary shares. Fresenius SE & Co. KGaA (Fresenius SE) owned 32.2% of the Issuer’s ordinary shares on May 11, 2020. Fresenius SE is also the owner of 100% of the outstanding share capital of the Issuer’s general partner and has sole power to elect the supervisory board of the Issuer’s general partner. The Else Kröner-Fresenius-Stiftung is the sole shareholder of Fresenius Management SE, the general partner of Fresenius SE, and has sole power to elect the supervisory board of Fresenius Management SE. In addition, the Else Kröner-Fresenius-Stiftung owned 26.6% of the share capital of Fresenius SE on December 31, 2019.

B.1.4 Key managing directors

The Issuer’s sole general partner is Fresenius Medical Care Management AG (the General Partner). The management board of the General Partner consists of Rice Powell, Helen Giza, William Valle, Olaf Schermeier, Kent Wanzek, Harry de Wit, Katarzyna Mazur-Hofsäß and Franklin W. Maddux.

B.1.5 Identity of the statutory auditors

Until December 31, 2019, KPMG AG Wirtschaftsprüfungsgesellschaft, The Squaire, Am Flughafen, 60549 Frankfurt am Main, Germany, was the auditor of the consolidated financial statements of the Issuer for the fiscal years ended December 31, 2019 and 2018.

B.2 What is the key financial information regarding the Issuer?

The following selected financial data are derived from the consolidated financial statements of the Issuer prepared in accordance with IFRS as of and for the three months ended March 31, 2020 and as of and for each of the fiscal years ended December 31, 2019 and 2018. KPMG AG Wirtschaftsprüfungsgesellschaft audited the consolidated financial statements for each of the fiscal years ended December 31, 2019 and 2018. You should read this information together with our consolidated financial statements and the notes to those statements incorporated by reference in the Prospectus.

Selected Consolidated Statements of Income Data

	For the three months ended		For the fiscal year ended
	March 31,		December 31,
In € millions, except share and per share	2020	2019	2019	2018
amounts	(unaudited)	(unaudited)	(audited)	(audited)
Revenue	4,488	4,133	17,477	16,547
Gross profit	1,411	1,265	5,396	5,155
Operating income	555	537	2,270	3,038
Net income attributable to shareholders of the Issuer	283	271	1,200	1,982
Basic earnings per share	0.95	0.88	3.96	6.47
Fully diluted earnings per share	0.95	0.88	3.96	6.45

Selected Consolidated Balance Sheet Data

	As of March 31,	As of December 31,
		2019	2018
	2020	(audited, unless	(audited, unless
In € millions	(unaudited)	stated otherwise)	stated otherwise)
Total assets	34,072	32,935	26,242
Current liabilities	8,602	7,007	6,268
Total liabilities	20,802	19,707	13,340
Net debt (unaudited)(1)	13,172	12,774	5,400
Total equity	13,270	13,227	12,902

(1)         Net debt, a Non-GAAP Measure, is defined as the sum of our debt and lease liabilities less our cash and cash equivalents. Debt and lease liabilities includes the following balance sheet line items: short-term debt, short-term debt from related parties, current portion of long-term debt, current portion of long term lease liabilities, current portion of long term lease liabilities from related parties, long-term debt, less current portion, long-term lease liabilities, less current portion and long-term lease liabilities from related parties, less current portion as presented in the consolidated balance sheets of the Issuer’s consolidated financial statements as of and for the fiscal years ended December 31, 2019 and 2018 and the Issuer’s unaudited consolidated financial statements as of and for the three months ended March 31, 2020. IFRS 16 Implementation includes lease liabilities and lease liabilities from related parties (EUR 4,705 million), other financial liabilities resulting from changes in the accounting treatment for sale-leaseback transactions (EUR 110 million) as well as the remaining balance of “liabilities from capital leases in accordance with IAS 17” at December 31, 2019, which are included in lease liabilities, but have already been included in debt as of December 31, 2018 (EUR 18 million).

Selected Consolidated Statements of Cash Flow Data

	For the three months ended		For the fiscal year ended
	March 31,		December 31,
	2020	2019	2019	2018
In € millions	(unaudited)	(unaudited)	(audited)	(audited)
Net cash provided by (used in) operating activities	584	76	2,567	2,062
Net cash provided by (used in) investing activities	(312)	(2,016)	(3,286)	(245)
Net cash provided by (used in) financing activities	121	722	(467)	(682)
Cash and cash equivalents at end of the period	1,405	959	1,008	2,146

B.3 What are the key risks that are specific to the Issuer?

Risks relating to legal and regulatory matters

•                                          We operate in a highly regulated industry such that the potential for legislative reform provides uncertainty and potential threats to our operating models and results.

•                                          Changes in reimbursement and/or governmental regulations for health care could materially decrease our revenues and operating profit.

Risks relating to internal control and governance

•                                          We operate in many different jurisdictions and we could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-corruption laws.

•                                          We have identified material weaknesses in our internal control over financial reporting that could, if not remediated, adversely affect our ability to accurately report our financial condition and results of operations.

Risks relating to our business activities and industry

•                                          We are subject to risks associated with public health crises and epidemics/pandemics, such as the global spread of the SARS-CoV-2 pandemic which may result in increased costs and restrictions on our business activities and the business activities of our suppliers and our customers, resulting in a material adverse effect on our business, results of operations and financial condition.

•                                          If physicians and other referral sources cease referring patients to our health care service businesses and facilities or cease purchasing or prescribing our products, our revenues would decrease.

Risks relating to taxation and accounting

•                                         There are significant risks associated with estimating the amount of health care service revenues that we recognize that could impact the timing of our recognition of revenues or have a significant impact on our operating results and financial condition.

Risks relating to our financial condition and corporate structure

•                                         Our indebtedness imposes restrictions. If in the case of a breach of such restrictions the indebtedness under the Notes or certain other financing arrangements were to be accelerated, there can be no assurance that our assets would be sufficient to repay in full that indebtedness and the other indebtedness of the Issuer.

SECTION C: KEY INFORMATION ON THE SECURITIES

C.1 What are the main features of the Securities?

C.1.1 Type, class and ISIN

The Notes are fixed rate notes. They are issued as Series number 5, Tranche number 1, ISIN XS2178769076.

C.1.2 Currency, denomination, par value, number of securities issued and duration

The Notes are issued in euro. The specified denomination per Note is EUR 1,000. The number of Notes is 500,000. The term of the Notes is 6 years.

C.1.3. Rights attached to the Securities

Each holder of a Note (each a Noteholder) has the right vis-à-vis the Issuer to claim payment of interest and nominal when such payments are due in accordance with the terms and conditions of the Notes (the Terms and Conditions). Unless previously redeemed, or purchased and cancelled, each Note will be redeemed at its principal amount on the Maturity Date.

Guarantee

The Notes benefit from an unconditional and irrevocable guarantee for the due payment of interest and principal and additional amounts, if any, granted by the Guarantor. The Guarantee granted by the Guarantor includes a release mechanism in certain circumstances described in the Guarantee.

Negative Pledge

The Notes contain a limited negative pledge provision.

Events of Default

The Notes provide for events of default entitling Noteholders to demand immediate redemption of the Notes.

Cross Default

The Notes provide for cross default provisions.

Change of Control

The Notes provide for the right of Noteholders to require the Issuer to repurchase the Notes upon a change of control.

Limitation of rights

Early Redemption

The Notes may be called for redemption and redeemed prior to their stated maturity for taxation reasons, or else at the option of the Issuer. The Notes may also be called for redemption and be redeemed prior to their stated maturity at the option of the Issuer for reason of minimal outstanding principal amount.

Resolutions of Noteholders: In accordance with the German Act on Debt Securities (Gesetz über Schuldverschreibungen aus Gesamtemissionen, SchVG), the Notes contain provisions pursuant to which Noteholders may agree by resolution to amend the Terms and Conditions (with the consent of the Issuer) and to decide upon certain other matters regarding the Notes. Resolutions of Noteholders properly adopted, either in a meeting of Noteholders or by vote taken without a meeting in accordance with the Terms and Conditions, are binding upon all Noteholders. Resolutions providing for material amendments to the Terms and Conditions require a majority of not less than 75% of the votes cast. Resolutions regarding other amendments are passed by a simple majority of the votes cast.

C.1.4 Rank of the Securities in the Issuer’s capital structure upon insolvency

The Notes constitute unsecured and unsubordinated obligations of the Issuer ranking pari passu among themselves and pari passu with all other unsecured and unsubordinated obligations of the Issuer, unless such obligations are accorded priority under mandatory provisions of statutory law.

C.1.5 Restrictions on free transferability of the securities

Not applicable. The Notes are freely transferable.

C.1.6 Payout policy (interest)

The Notes bear interest on their principal amount from May 29, 2020 (inclusive) at a fixed rate of 1.000 percent per annum payable in arrears on each Interest Payment Date.

Interest Payment Date shall mean May 29 each year with the first Interest Payment Date being May 29, 2021.

Maturity Date

Unless previously redeemed in whole or in part or purchased and cancelled, the Notes shall be redeemed on May 29, 2026 at its principal amount.

Yield

The yield equals 1.103 percent per annum.

C.2 Where will the Securities be traded?

Application has been made to admit the Notes to trading on the regulated market of the Luxembourg Stock Exchange.

C.3 Is there a guarantee attachted to the securities?

C.3.1 Nature and scope of the Guarantee

The Guarantor unconditionally and irrevocably guarantees the due payment of interest and principal and additional amounts, if any, for the Notes issued by the Issuer.

C.3.2 Description of the Guarantor

The legal name of the Guarantor is “Fresenius Medical Care Holdings, Inc.” and its LEI is XTHT88D08CLK11B3GJ82. As there is no general federal corporation law in the United States, the Guarantor is organized and existing under the Business Corporation Law of the State of New York. Its executive offices are located at 920 Winter Street, Waltham, Massachusetts, 02451-1457, United States, and its telephone number is +1(781) 699-9000.

C.3.3 Key financial information relating to the Guarantor

The following selected financial data are derived from the consolidated financial statements of the Guarantor prepared in accordance with U.S. GAAP as of and for each of the fiscal years ended December 31, 2019 and 2018. KPMG LLP audited these financial statements. You should read this information together with the Guarantor’s consolidated financial statements and the notes to those statements incorporated by reference in the Prospectus.

Selected Consolidated Statements of Income Data

	For the fiscal year ended December 31,
	2019	2018
In US$ millions	(audited)	(audited)
Health Care revenues, net	12,531	12,592
Medical supplies revenue	1,124	961
Expenses	12,435	11,269
Income before income taxes	1,220	2,283
Net income	973	1,841
Income attributable to non-controlling interests	264	264
Net income attributable to Guarantor	709	1,577

Selected Consolidated Balance Sheet Data

	As of December 31,
	2019	2018
	(audited, unless	(audited, unless
In US$ millions	stated otherwise)	stated otherwise)
Total assets	25,578	20,592
Total current liabilities	3,379	3,280
Total liabilities	14,012	8,475
Total equity	10,464	11,151
Net debt (unaudited)(1)	10,293	3,081

(1)         Net debt is a Non-GAAP Measure. We define net debt as the sum of the Guarantor’s debt and lease liabilities less the Guarantor’s cash and cash equivalents. The Guarantor’s debt and lease liabilities include the following balance sheet line items: current borrowings from affiliates, current portion of lease liabilities, short-term borrowings, current portion of longterm debt, long-term debt, noncurrent borrowings from affiliates and long-term lease liabilities as presented in the consolidated balance sheets of the Guarantor’s consolidated financial statements as of and for the fiscal years ended December 31, 2019 and 2018.

Selected Consolidated Statements of Cash Flow Data

	For the fiscal year ended December 31,
	2019	2018
In US$ millions	(audited)	(audited)
Net cash provided by (used in) operating activities	1,504	1,480
Net cash provided by (used in) investing activities	(3,116)	922
Net cash provided by (used in) financing activities	237	(1,185)
Cash and cash equivalents at end of the period	467	1,848

C.3.4 Most material risk factors pertaining to the Guarantor

•                                         The Guarantor obtains substantially all of its income from its respective subsidiaries, and the holding company structure may limit the Guarantor’s ability to benefit from the assets of its subsidiaries. In addition, the Guarantee will be effectively subordinated to the Guarantor’s debt to the extent such debt is secured by assets that are not also securing the Notes.

C.4 What are the key risks that are specific to the Securities?

Risks relating to each investor’s circumstances and financial condition

•                                         The Notes may not be a suitable investment for all investors. Each potential investor in the Notes must determine the suitability of that investment in light of its own circumstances.

Risks relating to the nature and ranking of of the Notes

•                                          The Notes are structurally subordinated to the claims of other creditors of non-guarantors within the Group.

•                                          The Notes and the Guarantee will be effectively subordinated to secured debt of the Issuer and the Guarantor to the extent such debt is secured by assets that are not also securing the Notes.

•                                          The Issuer and the Guarantor both rely on distributions from their subsidiaries to meet their payment obligations.

•                                          Although the occurrence of specific change of control events will permit Holders to require redemption or repurchase of the Notes, the Issuer may not be able to redeem or repurchase such Notes.

Risks relating to the Guarantor and the Guarantee

•                                         U.S. federal and state laws allow courts, under specific circumstances, to declare the Guarantee void and to require Noteholders to return payments received from the Guarantor.

SECTION D: KEY INFORMATION ON THE OFFER OF SECURITIES TO THE PUBLIC AND THE ADMISSION TO TRADING ON A REGULATED MARKET

D.1 Under which conditions and timetable can I invest in this security?

Admission to trading: Application has been made to the Luxembourg Stock Exchange for the Notes to be listed on the official list of the Luxembourg Stock Exchange and admitted to trading on the regulated market of the Luxembourg Stock Exchange.

There will be no public offer of the Notes by the Issuer. The consent to the use of the Prospectus and the Final Terms for the subsequent resale or final placement of Notes by all financial intermediaries is given by the Issuer in relation to Luxembourg and Germany. The subsequent resale or final placement of Notes by financial intermediaries can be made during the offer period which commences on May 27, 2020 and ends on May 29, 2020.

Estimated total expenses of the issue (including expenses charged to the investor by the issuer): EUR 50,000.

D.2 Why has the Base Prospectus been produced?

D.2.1 Reasons for the offer/Use and estimated net amount of proceeds

The net proceeds of the issuance will be applied by the Issuer to meet part of its general corporate purposes, including refinancing of existing fiancial liabilities.

The estimated net proceeds of the issuance amount to EUR 496,025,000.

D.2.2 Subscription agreement

The issue of the Notes is subject to a subscription agreement dated May 27, 2020 on a firm commitment basis.

D.2.3 Material conflicts of interest

None.

German Translation of the Summary for the Individual Issue

Zusammenfassung für die Einzelemission

ABSCHNITT A: EINLEITUNG MIT WARNHINWEISEN

Diese Zusammenfassung bezieht sich auf die Tranche EUR 500.000.000 1,000 % Schuldverschreibungen fällig 29. Mai 2026 mit der ISIN XS2178769076 (die Schuldverschreibungen), ausgegeben durch die Fresenius Medical Care AG & Co. KGaA, Else-Kröner-Straße 1, 61352 Bad Homburg vor der Höhe, Deutschland (tel.: +49-6172-609-0; Website: www.freseniusmedicalcare.com; LEI: 549300CP8NY40UP89Q40) (die Emittentin) aus dem EUR 10,000,000,000 Anleihemissionsprogramm der Emittentin (das Programm).

Die Commission de Surveillance du Secteur Financier (CSSF), 283 Route d’Arlon, L-1150 Luxembourg (tel. +352 26 25 1 - 1; Fax: +352 26 25 1 — 2601; E-Mail direction@cssf.lu) hat den Basisprospekt für das Programm (der Basisprospekt) als zuständige Behörde nach der Verordnung (EU) 2017/1129 am 19. Mai 2020 gebilligt.

Diese Zusammenfassung wurde in Übereinstimmung mit Artikel 7 der Verordnung (EU) 2017/1129 erstellt und sollte als Einleitung zu dem Basisprospekt sowie den jeweiligen Endgültigen Bedingungen verstanden werden. Der Anleger sollte sich bei jeder Entscheidung, in die Schuldverschreibungen zu investieren, auf den Basisprospekt als Ganzes, einschließlich aller durch Verweis darin aufgenommenen Dokumente, und die maßgeblichen Endgültigen Bedingungen stützen. Ein Anleger könnte gegebenenfalls das gesamte angelegte Kapital oder einen Teil davon verlieren. Für den Fall, dass vor einem Gericht Ansprüche aufgrund der in dem Basisprospekt oder den maßgeblichen Endgültigen Bedingungen enthaltenen Informationen geltend gemacht werden, könnte der als Kläger auftretende Anleger nach nationalem Recht die Kosten für die Übersetzung dieses Basisprospekts und der jeweiligen Endgültigen Bedingungen vor Prozessbeginn zu tragen haben. Zivilrechtlich haften die Emittentin und die Garantiegeberin nur, wenn sie die Zusammenfassung samt etwaiger Übersetzungen vorgelegt und übermittelt haben, und dies auch nur für den Fall, dass die Zusammenfassung, wenn sie zusammen mit dem Basisprospekt und den jeweiligen Endgültigen Bedingungen gelesen wird, irreführend, unrichtig oder widersprüchlich ist oder dass sie, wenn sie zusammen mit dem Basisprospekt und den jeweiligen Endgültigen Bedingungen gelesen wird, nicht die Basisinformationen vermittelt, die in Bezug auf Anlagen in die Schuldverschreibungen für die Anleger eine Entscheidungshilfe darstellen würden.

ABSCHNITT B: BASISINFORMATIONEN ÜBER DIE EMITTENTIN

B.1 Wer ist die Emittentin der Wertpapiere?

B.1.1 Sitz und Rechtsform der Emittentin, ihre LEI, für sie geltendes Recht und Land der Eintragung

Die Emittentin ist eine nach deutschem Recht errichtete und deutschem Recht unterliegende Kommanditgesellschaft auf Aktien (KGaA) mit einer Aktiengesellschaft (AG) als alleiniger Komplementärin und mit ihrem satzungsmäßigen Sitz in Hof an der Saale, Deutschland. Die LEI der Emittentin lautet 549300CP8NY40UP89Q40.

B.1.2 Haupttätigkeiten

Die Haupttätigkeit der Emittentin besteht darin, als Holdinggesellschaft für ihre Tochtergesellschaften zu fungieren, die Dialysedienstleistungen und damit verbundene Dienstleistungen für Personen, die an Nierenerkrankungen im Endstadium leiden, sowie andere Gesundheitsdienstleistungen erbringen und die eine Vielzahl von medizinischen Produkten entwickeln und herstellen, die sowohl Dialyse- als auch Nicht-Dialyseprodukte umfassen.

B.1.3 Hauptanteilseigner

Zum 11. Mai 2020 bestand das Grundkapital der Emittentin aus 304,492,501 Stammaktien. Die Fresenius SE & Co. KGaA (Fresenius SE) hielt zum 11. Mai 2020 32,2% der Stammaktien der Emittentin. Die Fresenius SE ist auch Eigentümerin von 100 % des ausstehenden Aktienkapitals der persönlich haftenden Gesellschafterin der Emittentin und hat das alleinige Recht, den Aufsichtsrat der persönlich haftenden Gesellschafterin der Emittentin zu bestimmen. Die Else Kröner-Fresenius-Stiftung ist alleinige Aktionärin der Fresenius Management SE, der Komplementärin der Fresenius SE, und hat das alleinige Recht, den Aufsichtsrat der Fresenius Management SE zu wählen. Darüber hinaus hielt die Else Kröner-Fresenius Stiftung zum 31. Dezember 2019 26,6% des Aktienkapitals der Fresenius SE.

B.1.4 Identität der Hauptgeschäftsführer

Die alleinige persönlich haftende Gesellschafterin der Emittentin ist die Fresenius Medical Care Management AG (die pHG). Der Vorstand der pHG besteht aus Rice Powell, Helen Giza, William Valle, Olaf Schermeier, Kent Wanzek, Harry de Wit, Katarzyna Mazur-Hofsäß und Franklin W. Maddux.

B.1.5 Identität des Abschlussprüfers

Bis zum 31. Dezember 2019 war die KPMG AG Wirtschaftsprüfungsgesellschaft, The Squaire, Am Flughafen, 60549 Frankfurt am Main, Deutschland, Abschlussprüferin der Konzernabschlüsse der Emittentin für die Geschäftsjahre endend zum 31. Dezember 2019 und 2018.

B.2 Welches sind die wesentlichen Finanzinformationen über die Emittentin?

Die folgenden ausgewählten Finanzinformationen stammen aus den nach IFRS aufgestellten Konzernabschlüssen der Emittentin zum und für die drei Monate endend zum 31. März 2020 sowie für die zum 31. Dezember 2019 und 2018 endenden Geschäftsjahre. KPMG AG Wirtschaftsprüfungsgesellschaft hat die Konzernabschlüsse für die zum 31. Dezember 2019 und 2018 endenden Geschäftsjahre geprüft. Diese Informationen sollten zusammen mit unseren Konzernabschlüssen und den Anmerkungen zu diesen Abschlüssen gelesen werden, die mittels Verweis in den Prospekt aufgenommen wurden.

Ausgewählte Zahlen aus der Konzern-Gewinn-und Verlustrechnung

	Für die drei Monate endend		Für das Geschäftsjahr endend
	zum 31. März		zum 31. Dezember
	2020	2019	2019	2018
In Mio. €, mit Ausnahme Beträge je Aktie	(ungeprüft)	(ungeprüft)	(geprüft)	(geprüft)
Umsatz	4.488	4.133	17.477	16.547
Bruttoergebnis vom Umsatz	1.411	1.265	5.396	5.155
Operatives Ergebnis	555	537	2.270	3.038
Konzernergebnis, das auf die Anteilseigner der Emittentin entfällt	283	271	1,200	1,982
Ergebnis je Aktie	0,95	0,88	3,96	6,47
Ergebnis je Aktie bei voller Verwässerung	0,95	0,88	3,96	6,45

Ausgewählte Zahlen aus der Konzern-Bilanz

	Zum 31. März	Zum 31. Dezember
		2019	2018
		(geprüft, soweit	(geprüft, so-
	2020	nicht anders	weit nicht
In Mio. €	(ungeprüft)	angegeben)	anders angegeben)
Summe Vermögenswerte	34.072	32.935	26.242
Summe kurzfristige Verbindlichkeiten	8.602	7.007	6.268
Summe Verbindlichkeiten	20.802	19.707	13.340
Nettofinanzverbindlichkeiten (ungeprüft)(1)	13.172	12.774	5.400
Summe Eigenkapital	13.270	13.227	12.902

(1)         Nettofinanzverbindlichkeiten, eine Non-GAAP-Kennzahl, ist definiert als die Summe unserer Finanzverbindlichkeiten und Verbindlichkeiten aus Leasingverhältnissen abzüglich unserer flüssigen Mittel. Finanzverbindlichkeiten und Verbindlichkeiten aus Leasingverhältnissen umfassen die folgenden Bilanzpositionen: Kurzfristige Finanzverbindlichkeiten, kurzfristige Finanzverbindlichkeiten gegenüber nahestehenden Unternehmen, kurzfristig fälliger Anteil der langfristigen Finanzverbindlichkeiten, kurzfristig fälliger Anteil der langfristigen Verbindlichkeiten aus Leasingverhältnissen, kurzfristig fälliger Anteil der langfristigen Verbindlichkeiten aus Leasingverhältnissen gegenüber nahestehenden Unternehmen, langfristige Finanzverbindlichkeiten abzüglich des kurzfristig fälligen Anteils, langfristige Verbindlichkeiten aus Leasingverhältnissen abzüglich des kurzfristig fälligen Anteils und langfristige Verbindlichkeiten aus Leasingverhältnissen gegenüber nahestehenden Unternehmen abzüglich des kurzfristigen Anteils, wie sie in den konsolidierten Bilanzen der Konzernabschlüsse der Emittentin zum und für die am 31. Dezember 2019 und 2018 endenden Geschäftsjahre und dem ungeprüften Konzernabschluss der Emittentin zum und für die drei Monate endend zum 31. März 2020 dargestellt sind. Die Einführung von IFRS 16 umfasst Verbindlichkeiten aus Leasingverhältnissen und Verbindlichkeiten aus Leasingverhältnissen gegenüber nahestehenden Unternehmen (4.705 Millionen EUR), sonstige finanzielle Verbindlichkeiten aus der Änderung der bilanziellen Behandlung von Sale-and-Leaseback-Transaktionen (110 Millionen EUR) sowie zum 31. Dezember 2019 verbleibende “Verbindlichkeiten aus aktivierten Leasingverträgen gemäß IAS 17”, welche in Verbindlichkeiten aus Leasingverhältnissen ausgewiesen sind, zum 31. Dezember 2019 aber bereits in den Finanzverbindlichkeiten ausgewiesen waren (18 Millionen EUR).

Ausgewählte Zahlen aus der Konzern-Kapitalflussrechnung

	Für die drei Monate endend		Für das Geschäftsjahr endend
	zum 31. März		zum 31. Dezember
	2020	2019	2019	2018
In Mio. €	(ungeprüft)	(ungeprüft)	(geprüft)	(geprüft)
Cash Flow aus betrieblicher Geschäftstätigkeit	584	76	2.567	2.062
Cash Flow aus Investitionstätigkeit	(312)	(2.016)	(3.286)	(245)
Cash Flow aus Finanzierungstätigkeit	121	722	(467)	(682)
Flüssige Mittel am Ende des Zeitraums	1.405	959	1.008	2.146

B.3 Welches sind die zentralen Risiken, die für die Emittentin spezifisch sind?

Risiken im Zusammenhang mit rechtlichen und regulatorischen Themen

•                                          Wir sind in einer stark regulierten Industrie tätig, sodass mögliche Reformen der Gesetzgebung einen Unsicherheitsfaktor und eine Gefahr für unser Geschäftsmodell und unsere Ergebnisse darstellen könnten.

•                                          Änderungen im Vergütungssystem und/oder den gesetzlichen Vorschriften des Gesundheitswesens könnten zu einem erheblichen Rückgang des Umsatzes und des operativen Gewinns führen.

Risiken in Bezug auf interne Kontrolle und Unternehmensführung

•                                          Wir sind in vielen verschiedenen Rechtsordnungen tätig, und wir könnten durch eine Verletzung des U.S. Foreign Corrupt Practices Act und weltweit vergleichbarer anderer Anti-Korruptions-Gesetze beeinträchtigt werden.

•                                          Wir haben wesentliche Schwachstellen in unserer internen Kontrolle der Finanzberichterstattung festgestellt, die, wenn sie nicht beseitigt werden, unsere Fähigkeit zur korrekten Berichterstattung über unsere finanzielle Lage und unsere Betriebsergebnisse nachteilig beeinflussen könnten.

Risiken in Bezug auf unsere Geschäftstätigkeiten und unsere Branche

•                                          Wir sind Risiken ausgesetzt, die mit Krisen im Bereich der öffentlichen Gesundheit und Epidemien/Pandemien verbunden sind, wie z.B. der weltweiten Ausbreitung der SARS-CoV-2-Pandemie, die zu erhöhten Kosten und Einschränkungen unserer Geschäftstätigkeit und der Geschäftstätigkeit unserer Lieferanten und Kunden führen kann, was sich erheblich negativ auf unsere Geschäfts-, Betriebsund Finanzlage auswirken kann.

•                                          Sollten Ärzte und andere Dienstleister keine Patienten mehr an unsere Gesundheitsdienstleistungseinrichtungen oder Kliniken überweisen oder unsere Erzeugnisse nicht mehr erwerben oder verschreiben, würde dies einen Rückgang der Umsatzerlöse zur Folge haben.

Risiken in Bezug auf Steuern und Rechnungslegung

•                                          Es bestehen erhebliche Risiken im Zusammenhang mit der Schätzung der Höhe der von uns erfassten Umsätze aus Gesundheitsdienstleistungen, die sich auf den Zeitpunkt der Umsatzrealisierung auswirken oder einen wesentlichen Einfluss auf die Ertrags- und Finanzlage haben könnten.

Risiken in Bezug auf unsere Finanzlage und Unternehmensstruktur

•                                          Unsere Verschuldung erlegt uns Beschränkungen auf. Sollte im Falle einesVerstoßes gegen diese Beschränkungen die Rückzahlung unter den Schuldverschreibungen oder bestimmten andere Finanzie rungsformen beschleunigt werden, kann nicht garantiert werden, dass unsere Aktiva ausreichen werden, um diese Verschuldung um die sonstige Verschuldung der Emittentin vollständig zu tilgen.

ABSCHNITT C: BASISINFORMATIONEN ÜBER DIE WERTPAPIERE

C.1 Welches sind die wichtigsten Merkmale der Wertpapiere?

C.1.1 Art, Gattung und ISIN

Die Schuldverschreibungen sind fest verzinsliche Schuldverschreibungen. Sie werden unter der Seriennummer 5, Tranchennummer 1, ISIN XS2178769076 ausgegeben.

C.1.2 Währung, Stückelung, Nennwert, Anzahl der begebenen Wertpapiere und Laufzeit

Die Schuldverschreibungen sind in Euro begeben. Die festgelegte Stückelung je Schuldverschreibung ist EUR 1.000. Die Anzahl der Schuldverschreibungen beträgt 500.000. Die Laufzeit der Schuldverschreibungen beträgt 6 Jahre.

C.1.3 Mit den Wertpapieren verbundene Rechte

Jeder Inhaber von Schuldverschreibungen (jeweils ein Gläubiger) hat aus ihnen das Recht, Zahlungen von Zinsen und Kapital von der Emittentin zu verlangen, wenn diese Zahlungen gemäß den Emissionsbedingungen der Schuldverschreibungen (die Emissionsbedingungen) fällig sind. Soweit nicht zuvor bereits zurückgezahlt oder angekauft und entwertet, wird jede Schuldverschreibung am Fälligkeitstag zum Nennbetrag zurückgezahlt.

Garantie

Die Garantiegeberin garantiert unbedingt und unwiderruflich die ordnungsgemäße und pünktliche Zahlung von Zinsen und Kapital und etwaigen zusätzlichen Beträgen auf die Schuldverschreibungen. Die von der Garantiegeberin gewährte Garantie enthält Freigabemechanismen bei Eintritt von bestimmten, in der Garantie dargelegten Umständen.

Negativverpflichtung

Die Schuldverschreibungen enthalten eine eingeschränkte Negativverpflichtung.

Kündigungsgründe

Die Schuldverschreibungen sehen Kündigungsgründe vor, die die Gläubiger berechtigen, die unverzügliche Rückzahlung der Schuldverschreibungen zu verlangen.

Cross-Default

Die Schuldverschreibungen enthalten eine Cross-Default-Bestimmung.

Kontrollwechsel

Die Schuldverschreibungen enthalten ein Recht der Gläubiger, eine vorzeitige Rückzahlung von der Emittentin im Falle eines Kontrollwechsels zu verlangen.

Beschränkung von Rechten

Vorzeitige Rückzahlung

Die Schuldverschreibungen können vor Ablauf ihrer festgelegten Laufzeit aus steuerlichen Gründen oder ansonsten nach Wahl der Emittentin gekündigt und vorzeitig zurückgezahlt werden. Die Schuldverschreibungen können ferner nach Wahl der Emittentin bei geringfügig ausstehendem Nennbetrag gekündigt und vorzeitig zurückgezahlt werden.

Beschlüsse der Gläubiger: In Übereinstimmung mit dem Gesetz über Schuldverschreibungen aus Gesamtemissionen (SchVG) enthalten die Schuldverschreibungen Bestimmungen, nach denen die Gläubiger der Schuldverschreibungen (mit Zustimmung der Emittentin) eine Änderung der Emissionsbedingungen oder sonstige Maßnahmen im Hinblick auf die Schuldverschreibungen beschließen können. Ordnungsgemäß — entweder in einer Gläubigerversammlung oder im Wege einer Abstimmung ohne Versammlung gemäß den Emissionsbedingungen — gefasste Beschlüsse der Gläubiger sind für alle Gläubiger verbindlich. Beschlüsse, welche Änderungen wesentlicher Inhalte der Emissionsbedingungen vorsehen, bedürfen einer Mehrheit von mindestens 75% der teilnehmenden Stimmrechte. Beschlüsse, welche andere Änderungen vorsehen, werden mit einfacher Mehrheit der teilnehmenden Stimmrechte gefasst.

C.1.4 Rang der Wertpapiere in der Kapitalstruktur der Emittentin im Fall einer Insolvenz

Die Schuldverschreibungen begründen nicht besicherte und nicht nachrangige Verbindlichkeiten der Emittentin, die untereinander und mit allen anderen nicht besicherten und nicht nachrangigen Verbindlichkeiten der Emittentin gleichrangig sind, soweit diesen Verbindlichkeiten nicht durch zwingende Bestimmungen ein Vorrang eingeräumt wird.

C.1.5 Beschränkungen der freien Handelbarkeit der Wertpapiere

Entfällt. Die Handelbarkeit der Schuldverschreibungen ist nicht beschränkt.

C.1.6 Angaben zur Ausschüttungspolitik (Verzinsung)

Die Schuldverschreibungen werden ab dem 29. Mai 2020 (einschließlich) zu einem festen Zinssatz von jährlich 1,000 Prozent bezogen auf ihren Nennbetrag verzinst. Die Zinsen sind nachträglich an jedem Zinszahlungstag zahlbar.

Zinszahlungstag bezeichnet den 29. Mai eines jeden Jahres; der erste Zinszahlungstag ist der 29. Mai 2021.

Fälligkeitstag

Soweit nicht zuvor bereits ganz oder teilweise zurückgezahlt oder angekauft und entwertet, werden die Schuldverschreibungen am 29. Mai 2026 zu ihrem Nennbetrag zurückgezahlt.

Rendite

Die Rendite entspricht 1,103% per annum.

C.2 Wo werden die Wertpapiere gehandelt?

Für die Schuldverschreibungen ist ein Antrag auf Zulassung zum Börsenhandel im regulierten Markt der Luxemburger Wertpapierbörse gestellt worden.

C.3 Wird für die Wertpapiere eine Garantie gestellt?

C.3.1 Art und Umfang der Garantie

Die Garantiegeberin garantiert in Bezug auf die von der Emittentin ausgegebenen Schuldverschreibungen uneingeschränkt und unwiderruflich die ordnungsgemäße Zahlung von Zinsen und des Nominalbetrages sowie zusätzlicher Beträge, falls solche anfallen.

C.3.2 Beschreibung der Garantiegeberin

Der juristische Name der Garantiegeberin ist “Fresenius Medical Care Holdings, Inc.” und ihr LEI ist XTHT88D08CLK11B3GJ82. Da in den USA kein allgemeines Gesellschaftsrecht auf Bundesebene existiert, ist sie organisiert und existiert unter dem Business Corporation Law des Bundesstaates New York. Ihre Geschäftsräume befinden sich in 920 Winter Street, Waltham, Massachusetts, 02451-1457, USA, und ihre Telefonnummer lautet +1 (781) 699-9000.

C.3.3 Wesentliche Finanzinformationen über die Garantiegeberin

Die folgenden ausgewählten Finanzinformationen stammen aus den geprüften nach U.S. GAAP aufgestellten Konzernabschlüssen der Garantiegeberin zum und für die zum 31. Dezember 2019 und 2018 endenden Geschäftsjahre. KPMG LLP hat diese Konzernabschlüsse geprüft. Diese Informationen sollten zusammen mit den Konzernabschlüssen der Garantiegeberin und den Anmerkungen zu diesen Abschlüssen gelesen werden, die mittels Verweis in den Prospekt aufgenommen wurden.

Ausgewählte Zahlen aus der Konzern-Gewinn- und Verlustrechnung

	Für das Geschäftsjahr endend zum
	31. Dezember
	2019	2018
In Mio. US$	(geprüft)	(geprüft)
Umsatzerlöse aus Gesundheitsdienstleistungen, netto	12.531	12.592
Umsatzerlöse aus medizinischem Zubehör	1.124	961
Aufwendungen	12.435	11.269
Ergebnis vor Ertragsteuern	1.220	2.283
Ergebnis	973	1.841
Auf nicht beherrschende Anteile entfallendes Ergebnis	264	264
Auf die Garantiegeberin entfallendes Ergebnis	709	1.577

Ausgewählte Zahlen aus der Konzern-Bilanz

	Zum 31. Dezember
	2019	2018
	(geprüft, soweit	(geprüft, soweit
	nicht anders	nicht anders
In Mio. US$	angegeben)	angegeben)
Summe Vermögenswerte	25.578	20.592
Summe kurzfristige Verbindlichkeiten	3.379	3.280
Summe Verbindlichkeiten	14.012	8.475
Summe Eigenkapital	10.464	11.151
Nettofinanzverbindlichkeiten (ungeprüft)(1)	10.293	3.081

(1)         Nettofinanzverbindlichkeiten ist eine Non-GAAP-Kennzahl. Wir definieren Nettofinanzverbindlichkeiten als die Summe der Finanzverbindlichkeiten und Verbindlichkeiten aus Leasingverhältnissen der Garantiegeberin abzüglich der flüssigen Mittel der Garantiegeberin. Die Finanzverbindlichkeiten und Verbindlichkeiten aus Leasingverhältnissen der Garantiegeberin umfassen die folgenden Bilanzpositionen: kurzfristige Darlehen gegenüber nahestehenden Unternehmen, kurzfristig fälliger Anteil der Verbindlichkeiten aus Leasingverhältnissen, kurzfristige Darlehen, kurzfristig fälliger Anteil der langfristigen Finanzverbindlichkeiten, langfristige Finanzverbindlichkeiten, langfristige Darlehen gegenüber nahestehenden Unternehmen und langfristige Verbindlichkeiten aus Leasingverhältnissen, wie sie in den konsolidierten Bilanzen der konsolidierten Jahresabschlüsse der Garantiegeberin zum und für die am 31. Dezember 2019 und 2018 endenden Geschäftsjahre dargestellt sind.

Ausgewählte Zahlen aus der Konzern-Kapitalflussrechnung

	Für das Geschäftsjahr endend zum
	31. Dezember
	2019	2018
In Mio. US$	(geprüft)	(geprüft)
Cash Flow aus betrieblicher Geschäftstätigkeit	1.504	1.480
Cash Flow aus Investitionstätigkeit	(3.116)	922
Cash Flow aus Finanzierungstätigkeit	237	(1.185)
Flüssige Mittel am Ende des Jahres	467	1.848

C.3.4 Die wesentlichsten Risikofraktoren, die für die Garantiegeberin spezifisch sind

•                                          Die Garantiegeberin bezieht im Wesentlichen alle ihre Erträge aus ihren jeweiligen Tochtergesellschaften, und ihre Struktur als Holdinggesellschaft kann die Fähigkeit der Garantiegeberin einschränken, von den Vermögenswerten ihrer Tochtergesellschaften zu profitieren. Zudem ist die Garantie strukturell nachrangig gegenüber den Verbindlichkeiten der Garantiegeberin, soweit diese Verbindlichkeiten durch Vermögenswerte besichert sind, die nicht zugleich die Schuldverschreibungen besichern.

C.4 Welches sind die zentralen Risiken, die für die Wertpapiere spezifisch sind?

Risiken in Bezug auf die persönlichen Verhältnisse und die Fanzlage jedes Investors

•                                          Die Schuldverschreibungen sind möglicherweise nicht für alle Anleger als Anlage geeignet. Jeder potenzielle Anleger in den Schuldverschreibungen muss die Eignung dieser Anlage vor dem Hintergrund seiner persönlichen Verhältnisse prüfen.

Risiken in Bezug auf die Beschaffenheit und den Rang der Wertpapiere

•                                          Die Schuldverschreibungen sind strukturell nachrangig gegenüber Ansprüchen anderer Gläubiger gegenüber Gesellschaften der Gruppe, die keine Garantien zugunsten der Gläubiger der Schuldverschreibungen abgegeben haben.

•                                          Die Schuldverschreibungen und die Garantie sind effektiv nachrangig gegenüber Verbindlichkeiten der Gruppe, soweit diese Verbindlichkeiten durch Vermögenswerte besichert sind, die nicht zugleich die Schuldverschreibungen besichern.

•                                          Die Emittentin und die Garantiegeberin sind beide auf Ausschüttungen ihrer Tochtergesellschaften angewiesen, um ihren Zahlungsverpflichtungen nachzukommen.

•                                          Auch wenn die Gläubiger bei Eintritt bestimmter Kontrollwechselereignisse berechtigt sind, die Rückzahlung bzw. den Rückkauf der Schuldverschreibungen zu verlangen, könnte die Emittentin nicht in der Lage sein, die Schuldverschreibungen zurückzuzahlen bzw. zurückzukaufen.

Risiken im Hinblick auf die Garantiegeberin und die Garantie

•                                          U.S. Bundesrecht und Landesrecht erlaubt Gerichten, unter bestimmten Umständen, die Garantie für nichtig zu erklären und Gläubiger zur Rückzahlung von Zahlungen zu verpflichten, die sie von der Garantiegeberin erhalten haben.

ABSCHNITT D: BASISINFORMATIONEN ÜBER DAS ÖFFENTLICHE ANGEBOT VON WERTPAPIEREN UND/ODER DIE ZULASSUNG ZUM HANDEL AN EINEM GEREGELTEN MARKT

D.1 Zu welchen Konditionen und nach welchem Zeitplan kann ich in dieses Wertpapier investieren?

Zulassung zum Handel: Bei der Luxemburger Börse wurde ein Antrag auf Notierung der Schuldverschreibungen in der Official List der Luxemburger Börse und auf Zulassung der Schuldverschreibungen zum Handel am geregelten Markt der Luxemburger Börse gestellt.

Die Schuldverschreibungen werden durch die Emittentin nicht öffentlich angeboten. Die Zustimmung zu der Verwendung des Prospekts und der Endgültigen Bedingungen zu der späteren Weiterveräußerung und der endgültigen Platzierung der Schuldverschreibungen durch alle Finanzintermediäre wird von der Emittentin in Bezug auf Luxemburg und Deutschland erteilt. Die spätere Weiterveräußerung und endgültige Platzierung der Wertpapiere durch Finanzintermediäre kann während der Angebotsfrist erfolgen, die am 27. Mai 2020 beginnt und am 29. Mai 2020 endet.

Geschätzte Gesamtkosten der Emission und/oder des Angebots (einschließlich der den Anlegern von der Emittentin oder dem Anbieter berechneten Kosten: EUR 50.000

D.2 Weshalb wurde dieser Basisprospekt erstellt?

D.2.1 Zweckbestimmung der Erlöse und geschätzte Nettoerlöse

Die Nettoerlöse der Emission werden für allgemeine Geschäftsaktivitäten der Emittentin verwendet, einschließlich der Refinanzierung bestehender Verbindlichkeiten.

Die geschätzten Nettoerlöse der Emission betragen EUR 496.025.000.

D.2.2 Übernahmevertrag

Die Emission der Schuldverschreibungen ist Gegenstand eines verbindlichen Übernahmevertrages vom 27. Mai 2020.

D.2.3 Wesentliche Interessenkonflikte

Keine.